UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SS&C Technologies Holdings, Inc.
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SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

April [●], 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. to be held at 9:00 a.m., local time, on Wednesday, May 25, 2016 at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095.

At the 2016 annual meeting, you will be asked to (i) elect three Class III Directors to our Board of Directors for the ensuing three years; (ii) approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 400,000,000; (iii) approve our Amended and Restated 2014 Stock Incentive Plan; and (iv) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The Board recommends that you vote for each of the director nominees nominated by our Board, that you approve the increase in our authorized common stock, that you approve our Amended and Restated 2014 Stock Incentive Plan, and that you ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

We hope you will be able to attend the 2016 annual meeting. Whether or not you plan to attend the 2016 annual meeting, it is important that your shares are represented. Therefore, we urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided or by completing the voting instruction form provided to you by your bank, broker or other nominee.

Sincerely,

WILLIAM C. STONE
Chairman of the Board & Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote your shares by completing, signing, dating and returning the enclosed proxy card or by completing the voting instruction form provided to you by your bank, broker or other nominee.

-i-

SS&C TECHNOLOGIES HOLDINGS, INC.

80 Lamberton Road

Windsor, Connecticut 06095

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2016

The 2016 Annual Meeting of Stockholders of SS&C Technologies Holdings, Inc. will be held on Wednesday, May 25, 2016 at 9:00 a.m., local time, at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095, to consider and act upon the following matters:

1.	To elect three Class III Directors to our Board of Directors, each to serve for a term ending at the 2019 annual meeting and until her/his successor has been duly elected and qualified;
2.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 400,000,000;
3.	To approve our Amended and Restated 2014 Stock Incentive Plan;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
5.	To transact such other business as may properly come before the 2016 annual meeting and any adjournment thereof.

Stockholders of record at the close of business on April 1, 2016, the record date for the 2016 annual meeting, are entitled to notice of and to vote at the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2016 annual meeting personally, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote by completing, signing, dating and returning the enclosed proxy card in the envelope provided. If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Even if you plan to attend the 2016 annual meeting, please vote now using one of the above methods. You can change your vote at the meeting if you choose to do so.

By Order of the Board of Directors,

PAUL G. IGOE
Senior Vice President, General Counsel & Secretary

Dated: April [●], 2016

SS&C TECHNOLOGIES HOLDINGS, INC.
80 Lamberton Road
Windsor, Connecticut 06095

Proxy Statement for the 2016 Annual Meeting of Stockholders

To Be Held on May 25, 2016

Our 2016 Annual Meeting of Stockholders will be held on Wednesday, May 25, 2016, at 9:00 a.m., local time, at our offices located at 80 Lamberton Road, Windsor, Connecticut 06095.  For directions to our offices, please visit the 2016 annual meeting page on our website at http://www.ssctech.com/2016annualmeeting. If you have any questions about the 2016 annual meeting, please contact Paul G. Igoe, our Corporate Secretary, by telephone at (860) 298-4832 or by sending a written request for information addressed to Paul G. Igoe at our principal executive offices located at 80 Lamberton Road, Windsor, Connecticut 06095.

See the section of this proxy statement entitled “Information About the 2016 Annual Meeting” beginning on page 41 for details on the voting process and how to attend the 2016 annual meeting.

Information About this Proxy Statement

You have received this proxy statement because the Board of Directors of SS&C Technologies Holdings, Inc., which we refer to as SS&C Holdings, SS&C or the Company, is soliciting your proxy to vote your shares at the 2016 annual meeting and at any adjournment or postponement of the 2016 annual meeting. This proxy statement includes information we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and is designed to assist you in voting your shares. Only stockholders of record at the close of business on April 1, 2016 are entitled to receive notice of, and to vote at, the 2016 annual meeting.

Important Notice Regarding Availability of
Proxy Materials for the 2016 Annual Meeting of Stockholders to be Held on May 25, 2016

We are first mailing this proxy statement and the accompanying proxy on or about April 22, 2016 to our stockholders of record as of April 1, 2016. We are also mailing our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 to such stockholders concurrently with this proxy statement. We will furnish copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 upon written request of any stockholder and the payment of an appropriate processing fee. Please address all such requests to Investor Relations at 80 Lamberton Road, Windsor, Connecticut 06095.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available for viewing, printing and downloading at http://www.ssctech.com/2016annualmeeting. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are also available on the SEC’s website at http://www.sec.gov.

2015 PERFORMANCE HIGHLIGHTS

We believe the Company’s 2015 performance was exceptional, as evidenced by the following results:

•

Our total shareholder return (“TSR”)[1] for 2015 was 18% and our aggregate TSR for the period from January 1, 2013 to December 31, 2015 was 198%. For comparison purposes, the TSR for the NASDAQ Composite Total Return Index was 7% and 72% for the same periods.

•	Our total revenues for 2015 were $1,000.3 million, as compared to 2014 total revenues of $767.9 million and 2013 total revenues of $712.7 million, an increase of 30% and 8%, respectively.

•         Our Adjusted Consolidated EBITDA (discussed on pages 15 and 16) was $442.0 million, as compared to 2014 Adjusted Consolidated EBITDA of $320.1 million and 2013 Adjusted Consolidated EBITDA of $291.9 million, an increase of 38% and 10%, respectively.

•         Our market capitalization grew by $1.8 billion during 2015, an increase of 37%.

[1]	TSR is the change in the stock price over a given period plus dividends paid, divided by the stock price at the beginning of a period, expressed as a percentage.

•	We acquired three businesses:
(i)	Advent Software, Inc. (“Advent”), a provider of global investment management software and services, for approximately $2.6 billion on July 8, 2015;
(ii)	Varden Technologies (“Varden”), a provider of cloud-based client and advisor communication solutions for investment firms, for approximately $25.3 million on September 1, 2015; and
(iii)	Primatics Financial (“Primatics”), a provider of a cloud-based integrated risk, compliance and finance solution for the banking industry, for approximately 127.6 million on November 16, 2015.

HIGHLIGHTS OF PROPOSALS BEING VOTED UPON

This summary highlights information that is relevant to certain proposals being voted on at the Annual Meeting. Additional discussion of these proposals is contained elsewhere in this proxy statement, which we encourage you to review in its entirety.

Proposal 1:    Election of Directors.

The Board recommends that you vote “FOR” the election of our three Class III Directors whose terms expire at the 2016 annual meeting: Smita Conjeevaram, Michael E. Daniels and William C. Stone.  Mr. Daniels currently serves as a member of our Nominating Committee.  Mr. Stone currently serves as Chairman of our Board.  See the section of this proxy statement entitled “Information Regarding Directors and Director Nominees” beginning on page 5 for additional discussion of our director nominees and their qualifications.

Proposal 2:    Amendment To Our Amended and Restated Certificate of Incorporation.

The Board recommends that you vote “FOR” an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate”) to increase the number of authorized shares of our common stock from 200,000,000 to 400,000,000.  The Board has determined that additional authorized share capital is necessary to support a possible two for one stock split and to provide an available pool of authorized shares in the event of future equity issuances.  See the section of this proxy statement entitled “Overview of the Amendment” beginning on page 27 for additional discussion of our share capital needs.

Proposal 3: SS&C’s Amended and Restated 2014 Stock Incentive Plan.

The Board recommends that you vote “FOR” our Amended and Restated 2014 Stock Incentive Plan to increase the available share pool authorized for issuance under the plan from 3,000,000 shares to 15,000,000.  The Board has determined that additional equity plan shares are necessary to satisfy our equity award needs for the next few years, after taking into account the effect of equity awards granted to new employees acquired as a result of five acquisitions completed between December 2014 and March 2016.  If the share pool available for equity grants is not increased, our future ability to issue equity-based awards will be limited, which could have significant negative consequences in our ability to recruit and retain senior employees.  Upon approval of the Amended and Restated 2014 Stock Incentive Plan by stockholders, we will cease making any further grants under either of our other stock and equity incentive plans.  See the section of this proxy statement entitled “Key Features of the Amended 2014 Plan” beginning on page 29 for additional discussion of our Amended and Restated 2014 Stock Incentive Plan.

Proposal 4:    Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, which we refer to as fiscal 2016. This appointment is being presented to the stockholders for ratification at the 2016 annual meeting. We encourage you to vote “FOR” ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of eight members, divided into three classes as follows:

●	Class I is comprised of Normand A. Boulanger, David A. Varsano and Michael J. Zamkow, each with a term ending at the 2017 annual meeting;
●	Class II is comprised of William A. Etherington and Jonathan E. Michael, each with a term ending at the 2018 annual meeting; and
●	Class III is comprised of Smita Conjeevaram, Michael E. Daniels and William C. Stone, each with a term ending at the 2016 annual meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose term is expiring. Ms. Conjeevaram and Messrs. Daniels and Stone are current directors whose terms expire at the 2016 annual meeting. Each of these directors has been nominated by the Nominating Committee (and her/his nomination has been ratified by the Board) for re-election as a Class III director, with a term ending at the 2019 annual meeting.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending at the 2019 annual meeting, each such nominee to hold office until her/his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for one or all of these three nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated her/his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the three nominees will be unable to serve if elected.

A plurality of the shares of common stock present in person or represented by proxy at the 2016 annual meeting and entitled to vote is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF SMITA CONJEEVARAM, MICHAEL E. DANIELS AND WILLIAM C. STONE.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our Certificate provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered such that the term of one class expires each year.

Our Board currently consists of eight directors. Class I consists of Normand A. Boulanger, David A. Varsano and Michael J. Zamkow, each with a term ending at the 2017 annual meeting. Class II consists of William A. Etherington and Jonathan E. Michael, each with a term ending at the 2018 annual meeting. Class III consists of Smita Conjeevaram, Michael E. Daniels  and William C. Stone, each with a term ending at the 2016 annual meeting. One class is elected each year and members of each class hold office for three-year terms. On November 19, 2015, the Board appointed Smita Conjeevaram as a Class III director to fill the vacancy created by the retirement of Allan M. Holt as a director. Ms. Conjeevaram was recommended to our Nominating Committee as a candidate by our Chairman.  The retirement of Mr. Holt and his resignation as a director of the Company were not due to any disagreement with the Company’s management or the Board and the Company thanks Mr. Holt for his service.

Our Nominating Committee has recommended, and the Board has nominated, Ms. Conjeevaram and Messrs. Daniels and Stone for election at the 2016 annual meeting as Class III directors, each to serve until the 2019 annual meeting and until her/his successor has been duly elected and qualified. Each of the nominees is currently a member of our Board.

The following table and biographical descriptions provide information relating to each director and director nominee, including her/his age and period of service as a director of our company, her/his committee memberships, her/his business experience for at least the past five years, including directorships at other public companies, and certain other information.

Name	Age	Present Principal Employment and Prior Business Experience
Class I Directors (terms expiring at the 2017 annual meeting)

Normand A. Boulanger President and Chief Operating Officer	54

Mr. Boulanger has served as our President and Chief Operating Officer since October 2004. Prior to that, Mr. Boulanger served as our Executive Vice President and Chief Operating Officer from October 2001 to October 2004, Senior Vice President, SS&C Direct from March 2000 to September 2001, Vice President, SS&C Direct from April 1999 to February 2000, Vice President of Professional Services for the Americas, from July 1996 to April 1999, and Director of Consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as Manager of Investment Accounting for The Travelers from September 1986 to March 1994. Mr. Boulanger was elected as one of our directors in February 2006. The Board has concluded that Mr. Boulanger should serve as a director because he has substantial knowledge and experience regarding our operations, employees, targeted markets, strategic initiatives and competitors.

David A. Varsano Audit Committee Compensation Committee	54

Mr. Varsano was elected as one of our directors in March 2011. He is currently the Chairman of the Board and Chief Executive Officer of Pacific Packaging Products, a company specializing in industrial packaging and related solutions and supply chain management services, which he joined in September 1999. Prior to joining Pacific Packaging Products, Mr. Varsano served as the Chief Technology Officer and Vice President, Software Development of SS&C from 1995 to 1999 and as Manager of SS&C Direct from 1998 to 1999. Mr. Varsano currently serves as Chairman of the Board of Directors of Packaging Distributors of America.  Mr. Varsano previously served on the Board of Directors of Aviv Centers for Living. The Board has concluded that Mr. Varsano should serve as a director because he has a broad range of experience relevant to our business and a strong understanding of software architectures.

Name	Age	Present Principal Employment and Prior Business Experience
Michael J. Zamkow Compensation Committee	60

Mr. Zamkow was elected one of our directors in June 2014.  He retired—after a 17 year career—from Goldman Sachs in November 2001, where he was a partner from 1994 to 2001.  From 1999, Mr. Zamkow was responsible for Goldman Sachs’ fixed income, currency and commodities business. He is currently a member of the Board of Trustees of Northeastern University.  Mr. Zamkow previously served on the Boards of Directors of the Futures Industry Association and the London Clearing House.  The Board has concluded that Mr. Zamkow should serve as a director because he has extensive experience in the financial services industry.

Class II Directors, (terms expiring at the 2018 annual meeting)

William A. Etherington Audit Committee Compensation Committee	74

Mr. Etherington was elected as one of our directors in May 2006. Mr. Etherington retired—after a 38-year career—from International Business Machines Corporation in September 2001 as Senior Vice President and Group Executive, Sales and Distribution. He currently serves on the Board of Directors of Onex Corporation and is the Chairman of the Board of Directors of Celestica Inc. He is the retired non-executive Chairman of the Board of Directors of the Canadian Imperial Bank of Commerce (CIBC), where he served as a director from 1994 to 2009.  The Board has concluded that Mr. Etherington should serve as a director because he brings experience as a board and committee member of public companies, a detailed understanding of the computer and information services industry, and expertise in the management of complex technology organizations.

Jonathan E. Michael Audit Committee Nominating Committee	62

Mr. Michael was elected as one of our directors in April 2010. He currently serves as Chairman, President and Chief Executive Officer of RLI Corp., a publicly traded specialty insurance company, which he joined in 1982. Mr. Michael has held various positions at RLI Corp., including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer. Prior to joining RLI Corp., Mr. Michael was associated with the accounting firm Coopers & Lybrand. He currently serves on the Boards of Directors of RLI Corp. and Maui Jim, Inc.  Mr. Michael previously served on the Board of Directors of Fieldstone Investment Corporation from 2003 to 2007.  The Board has concluded that Mr. Michael should serve as a director because he has extensive experience in the financial services industry, including companies that we seek to target as clients, as well as extensive operational experience as a director and officer of financial services and insurance companies.

Name	Age	Present Principal Employment and Prior Business Experience
Class III Directors, Nominees to be elected at the 2016 annual meeting (terms expiring at the 2016 annual meeting)

Smita Conjeevaram	55

Ms. Conjeevaram was elected as one of our directors in November 2015.  Ms. Conjeevaram retired in 2013 after a 19 year career in the global investment and hedge fund firm industry.  Her most recent position was as the Deputy Chief Financial Officer – Credit Hedge Funds and Chief Financial Officer – Credit Funds of the Fortress Investment Group LLC, where she served from 2010 to 2013.  Prior to that, Ms. Conjeevaram served as the Chief Financial Officer of Everquest Financial LLC from 2006 to 2009 and Strategic Value Partners LLC from 2004 to 2005.  Ms. Conjeevaram began her career as a tax specialist at two Big-4 public accounting firms and is a certified public accountant.  Ms. Conjeevaram does not presently serve as a director of any other public company.

Michael E. Daniels Nominating Committee	60

Mr. Daniels was elected as one of our directors in October 2013. Mr. Daniels retired—after a 36-year career—from International Business Machines Corporation in March 2013 as Senior Vice President and Group Executive IBM Global Services. Mr. Daniels currently serves on the Boards of Directors of Tyco International Ltd. and Thomson Reuters.  Mr. Daniels previously served as a Trustee of The College of the Holy Cross from 2007 to 2015. The Board has concluded that Mr. Daniels should serve as a director because he brings experience as a board and committee member of a public company, a detailed understanding of the computer and information services industry, and expertise in the management of complex technology organizations.

William C. Stone Chairman and Chief Executive Officer	61

Mr. Stone founded SS&C Technologies, Inc., or SS&C, the primary operating company and wholly owned direct subsidiary of SS&C Technologies Holdings, Inc., in 1986 and has served as Chairman of the Board of Directors and Chief Executive Officer since our inception. He also has served as our President from inception through April 1997 and again from March 1999 until October 2004. Prior to founding SS&C, Mr. Stone directed the financial services consulting practice of KPMG LLP, an accounting firm, in Hartford, Connecticut and was Vice President of Administration and Special Investment Services at Advest, Inc., a financial services company. The Board has concluded that Mr. Stone should serve as a director because, as our founder and Chief Executive Officer — and a principal stockholder, Mr. Stone provides a critical contribution to the Board reflecting his detailed knowledge of our company, our employees, our client base, our prospects, the strategic marketplace and our competitors.

Corporate Governance Matters

We believe that good corporate governance and fostering an environment of high ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board periodically reviews our corporate governance practices in light of regulatory developments and practices at other public companies and makes changes that it believes are in the best interests of the Company and its stockholders.

Board Determination of Independence

Under the applicable rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Ms. Conjeevaram or Messrs. Daniels, Etherington, Michael, Varsano or Zamkow has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of NASDAQ.

Stockholders Agreement

The Company is a party to a Stockholders Agreement, as amended, which we refer to as the Stockholders Agreement, with William C. Stone, our Chairman and Chief Executive Officer. The Stockholders Agreement entitles Mr. Stone to nominate two directors, one of whom shall be Mr. Stone for so long as he is our Chief Executive Officer.  For more information on the Stockholders Agreement, see the section of this proxy statement entitled “Related Person Transactions—Stockholders Agreement” beginning on page 39.

Director Nomination Process

The process followed by the Nominating Committee to identify and evaluate director candidates may include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee.

The Nominating Committee considers recommendations for director nominees suggested by its members, other directors, management and other interested parties. Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background material, to the Nominating Committee c/o Corporate Secretary, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095. Assuming that appropriate biographical information and background material is provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

In addition, stockholders also have the right under our By-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating Committee or the Board, by following the procedures set forth in our By-laws and described under “Stockholder Proposals and Director Nominations” at page 43 below.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee applies the criteria specified in its charter. These criteria include the candidate’s integrity, honesty, adherence to ethical standards, demonstrated business acumen, experience, ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company, ability to contribute positively to the decision-making processes of the Company, commitment to understanding the Company and its industry and to regularly attending and participating in meetings of the Board and its committees, ability to understand the sometimes conflicting interests of the various constituencies of the Company, and the absence of a conflict of interest. The Nominating Committee does not assign specific weights to particular criterion and no particular criterion is a prerequisite for any prospective nominee. In terms of criteria for composition of the Board, the Nominating Committee considers the backgrounds and qualifications of the directors as a group with a goal of providing a significant breadth of experience, knowledge and abilities to assist the Board in fulfilling its responsibilities.

Although the Nominating Committee considers the value of diversity on the Board, it has not adopted a written policy with regard to the consideration of diversity when evaluating candidates for director. However, in practice, the Nominating Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. Our Board’s priority in the selection of Board members is identification of members who will further the interests of our stockholders through their management experience, knowledge of our business, understanding of the competitive landscape, and familiarity with our targeted markets.

The director biographies above describe each nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he or she should continue to serve as a member of our Board. Our Board believes that each of the nominees has realized significant professional and personal achievements, and possesses the background, talents and experience that are necessary for the Company’s success and the creation of stockholder value.

Board Meetings and Attendance

During the fiscal year ended December 31, 2015, which we refer to as fiscal 2015, our Board met six times, acted by unanimous written consent in lieu of a meeting twelve times, and acted by special committee three times. During fiscal 2015, the Audit Committee held six regular meetings and acted by unanimous written consent in lieu of a meeting twice; the Compensation Committee held three regular meetings and acted by unanimous written consent in lieu of a meeting five times; and the Nominating Committee met once and acted by unanimous written consent in lieu of a meeting twice. Each of our current directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board committees of which he was a member during fiscal 2015.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding directors’ attendance at annual meetings, but all of our directors are encouraged to attend our annual meetings. All of our Board members who were directors at the time attended our 2015 annual meeting of stockholders.

Board Leadership Structure

Mr. Stone has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in 1986, and the provisions of the Stockholders Agreement require that so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he shall serve as Chairman of the Board. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this leadership structure has been effective for us. Having one person serve as both Chief Executive Officer and Chairman of the Board shows our employees, customers and other constituencies that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. We also believe that this leadership structure eliminates the potential for duplication of efforts and inconsistent actions and facilitates open communication between management and our Board. We do not have a lead independent director. We recognize that different board leadership structures may be appropriate for companies with different histories or varying equity ownership structures and percentages. However, we believe our current leadership structure is the optimal board leadership structure for us.

Board Committees

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee, each of which operates under a charter that has been approved by our Board. Each committee’s charter is posted on our website, at http://investor.ssctech.com/corporate-governance.cfm. In addition, from time to time, special committees may be established under the direction of the Board to address specific issues. The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees.

Audit	Compensation	Nominating**
William A. Etherington*	William A. Etherington*	Michael E. Daniels
Jonathan E. Michael	David A. Varsano	Jonathan E. Michael
David A. Varsano	Michael J. Zamkow

**Since the retirement on November 19, 2015 of Allan M. Holt as a director and chair of the Nominating Committee, the Board has not designated a new chairperson.

Our Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of NASDAQ, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act, and including, in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act and NASDAQ rules.

Audit Committee

Our Audit Committee assists our Board in its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. Our Audit Committee’s responsibilities, as set forth in its charter, include:

•	appointing, evaluating, retaining and, when necessary, terminating the engagement of our independent registered public accounting firm;
•	overseeing and assessing the independence of our independent registered public accounting firm;
•	setting the compensation of our independent registered public accounting firm and pre-approving all audit services to be provided to the Company;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures before such financial statements are filed with the SEC;

•	directing the independent registered public accounting firm to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company;
•	coordinating our Board’s oversight of internal control over financial reporting, disclosure controls and procedures and our code of business conduct and ethics;

•	overseeing our risk assessment and risk management policies;
•	discussing the Company’s policies with respect to risk assessment and risk management;
•

discussing generally the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

reviewing the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” and conducting appropriate review and oversight of all related person transactions for potential conflict of interest situations; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 29 of this proxy statement.

Our Board has determined that each of the members of its Audit Committee is an “audit committee financial expert” as that term is defined under the rules and regulations of the SEC.

Compensation Committee

Our Compensation Committee has overall responsibility for the Company’s compensation of management, incentive plans and compensation programs. Our Compensation Committee’s responsibilities, as set forth in its charter, include:

•	reviewing and approving, or making recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;
•	reviewing, and making recommendations to our Board with respect to, incentive-compensation and equity-based plans that are subject to approval by our Board;
•

approving any tax-qualified, non-discriminatory employee benefit plans for which stockholder approval is not sought and pursuant to which options or stock may be acquired by officers, directors, employees or consultants of the Company;

•

administering all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans including interpreting the terms of such plans and granting options and making awards under such plans;

•	reviewing and making recommendations to our Board with respect to director compensation;
•

reviewing and discussing with management the Company’s “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, and considering whether it will recommend to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C;

•	preparing an annual report required by Item 407(e)(5) of Regulation S-K; and
•	in its discretion, retaining or obtaining the advice of compensation consultants, legal counsel or other advisors, and overseeing their work.

Nominating Committee

Our Nominating Committee has overall responsibility for developing Board membership. Our Nominating Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of our Board and recommending to our Board the nominees for election as directors at any annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board;

•	reviewing with the Board the requisite skills and criteria for new Board members as well as the composition of our Board as a whole; and
•	recommending to our Board the directors to be appointed to each committee of the Board.

The processes and procedures followed by the Nominating Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.” As described above, the Stockholders Agreement provides Mr. Stone with the right to appoint two directors, including himself.

Risk Oversight

Our management is responsible for risk management on a day-to-day basis. Our Audit Committee is responsible for overseeing our risk management function. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing our risk management. Our Board and the Audit Committee fulfill their oversight role by discussing with management the policies and practices utilized by management in assessing and managing the risks and providing input on those policies and practices. We believe that the leadership structure of our Board supports effective risk management oversight due to our Chairman and Chief Executive Officer’s extensive knowledge and understanding of our business and, as noted in “Board Leadership Structure” above, because the combined role of Chairman and Chief Executive Officer facilitates communications between management and our Board.

Communications with the Board

Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to our Corporate Secretary at our principal executive offices and marked to the attention of the Board or any of its committees, individual directors or non-management or independent directors as a group. All correspondence will be forwarded to the intended recipient(s), except that certain items that are unrelated to the duties and responsibilities of our Board (such as product inquiries and comments, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations and advertisements) and material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, referred to as the SS&C Code of Business Conduct and Ethics, which covers all directors, officers and employees and includes provisions relating to accounting and financial matters. The SS&C Code of Business Conduct and Ethics is available on our website at http://investor.ssctech.com/corporate-governance.cfm. If we make any substantive amendments to, or grant any waivers from, the code of ethics for any director or officer, we will disclose the nature of such amendment or waiver on our website at http://investor.ssctech.com/corporate-governance.cfm. or in a Current Report on Form 8-K filed with the SEC.

Compensation Committee Interlocks and Insider Participation

Messrs. Etherington and Varsano served on our Compensation Committee for the entirety of fiscal 2015. Allan M. Holt served on our Compensation Committee through the date of his retirement as a member of our Board, November 19, 2015.  On December 14, 2015, our Board appointed Mr. Zamkow to replace Mr. Holt as a member of the Compensation Committee.  No member of the Compensation Committee had any related person transaction involving SS&C Holdings or any of its subsidiaries or is or has been a current or former officer or employee of SS&C Holdings, except that Mr. Varsano was an employee of the Company until 1999. During fiscal 2015, Mr. Varsano recused himself from any action involving the compensation or grant of equity awards to the executive officers of the Company.  None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee during fiscal 2015.

Executive Officers Who Are Not Directors

Certain information regarding our executive officers, who are not also directors, is set forth below. Generally, our Board elects our officers annually, although the Board or an authorized committee of the Board may elect or appoint officers at other times.

Name	Age	Position(s)
Paul G. Igoe	53	Senior Vice President, General Counsel and Secretary
Rahul Kanwar	41	Senior Vice President and Managing Director of Alternative Assets
Patrick J. Pedonti	64	Senior Vice President and Chief Financial Officer

Paul G. Igoe joined the Company in January 2013 and has served as our Senior Vice President, General Counsel and Secretary since March 2013. From September 2009 to December 2012, Mr. Igoe was the Vice President, General Counsel and Secretary of Lydall, Inc., a manufacturer of filtration media and thermal/acoustical products. From June 2001 to September 2009, Mr. Igoe was the Associate General Counsel and Assistant Secretary of Teradyne, Inc., a manufacturer of automatic test equipment for the semiconductor industry. Prior to Teradyne, Mr. Igoe was a Junior Partner in the Boston office of Wilmer Cutler Pickering Hale and Dorr LLP (formerly Hale and Dorr LLP).

Rahul Kanwar has served as our Senior Vice President and Managing Director, Alternative Assets since January 2011 and was designated as an executive officer in March 2013. Prior to that, Mr. Kanwar served as a managing director of SS&C since 2005. Prior to joining SS&C, Mr. Kanwar was employed by Eisner LLP where he was responsible for managing the Eisnerfast LLC fund administration business. Mr. Kanwar started his career in public accounting.

Patrick J. Pedonti has served as our Senior Vice President and Chief Financial Officer since August 2002. Prior to that, Mr. Pedonti served as our Vice President and Treasurer from May 1999 to August 2002. Prior to joining SS&C, from January 1997 to May 1999, Mr. Pedonti was the Vice President and Chief Financial Officer for Accent Color Sciences, Inc., a company specializing in high-speed color printing.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is overseen and administered by our Compensation Committee, which currently consists of Messrs. Etherington, Varsano and Zamkow. Our Compensation Committee operates under a written charter adopted by our Board and discharges the responsibilities of the Board relating to the compensation of our executive officers. For December 31, 2015, our named executive officers were Messrs. Stone, Pedonti, Boulanger, Kanwar and Igoe.

Executive compensation objectives

The primary objectives of the Compensation Committee with respect to executive compensation are to:

●	attract, retain and motivate the best possible executive talent;
●	reward successful performance by the named executive officers and the Company; and
●	align the interests of the named executive officers with those of our stockholders by providing long-term equity compensation.

To achieve these objectives, our Compensation Committee seeks to compensate our executives at levels it believes are competitive with those of other companies that compete with us for executive talent in our industry and in our region. However, we have not retained a compensation consultant to review our executive compensation practices, nor have we formally benchmarked our compensation against that of other companies. Our compensation program rewards our named executive officers based on a number of factors, including the Company’s operating results, the Company’s performance against budget, individual performance, prior-period compensation and prospects for individual growth. Changes in compensation are generally incremental in nature and do not vary widely from year to year, but follow a general trend of increasing compensation as our business and profits grow. Many of the factors that affect compensation are subjective in nature and not tied to peer group analyses, surveys by compensation consultants or other statistical criteria.

Process for administering our executive compensation practices

Our Compensation Committee has overall responsibility for administering our executive officer compensation program. Our Chief Executive Officer typically presents salary, bonus and equity compensation recommendations to the Compensation Committee and the Compensation Committee, in turn, considers his recommendations and exercises ultimate approval authority. Our Chief Executive Officer’s recommendations are based on his years of experience in the financial services and software industries and his desire to motivate the executive officers and ensure their commitment to the Company. For each executive officer, including himself, our Chief Executive Officer prepares a written description for our Compensation Committee of the individual’s performance during the prior year and recommends salary and bonus amounts based upon his responsibilities and contributions to the Company’s performance. For compensation of executive officers other than our Chief Executive Officer, our Compensation Committee considers our Chief Executive Officer’s recommendations and discusses his reviews and recommendations with him as part of its deliberations. For our Chief Executive Officer’s compensation, the Compensation Committee considers his recommendations and generally conducts its deliberations without him present. In this, as in other compensation matters, the Compensation Committee exercises its independent judgment. After due consideration, the Compensation Committee accepted the Chief Executive Officer’s recommendations for 2015 executive officer cash bonuses and 2016 executive officer base salaries.

We last provided stockholders with a “say on pay” advisory vote on our executive compensation in 2014. At our 2014 annual meeting of stockholders, stockholders expressed substantial support for the compensation of our named executive officers, with approximately 89% of the votes cast voting for approval of the “say on pay” advisory vote on executive compensation. In establishing 2015 executive compensation, the Compensation Committee considered the results of the 2014 advisory vote as well as the other factors described above. Given the significant support for our named executive officer compensation as expressed in the 2014 “say on pay” advisory vote, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of such vote. Our stockholders will again have a “say on pay” advisory vote at the 2017 annual meeting.

Components of Our Executive Compensation

The primary elements of our executive compensation are:

●	base salary;
●	discretionary annual cash bonuses;
●	stock option awards;

●	perquisites; and
●	severance and change of control benefits.

We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our Compensation Committee (based in part on input from our Chief Executive Officer) determines subjectively what it believes to be the appropriate level and mix of the various compensation components. While we describe below the connection between each element of executive compensation and particular compensation objectives, we believe that each element promotes multiple compensation objectives.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. In establishing base salaries for 2015, our Compensation Committee considered a variety of factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the individual’s tenure at the Company, relative pay among the executive officers,  and our Chief Executive Officer’s input. Generally, we believe that executive base salaries should grow incrementally over time and that more of the “up side” of compensation should rest with the performance-based components (that is, cash bonuses and long-term equity incentive compensation).

Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to realign salaries with market levels after taking into account the performance of the Company and each executive officer’s responsibilities, performance and experience. In March 2015, our Compensation Committee established the 2015 base salaries of our executive officers as follows: Mr. Stone, $875,000, Mr. Pedonti, $350,000, Mr. Boulanger, $550,000, Mr. Kanwar, $475,000, and Mr. Igoe, $260,000. These 2015 base salary levels did not increase from 2014. In March 2016, our Compensation Committee evaluated the base salaries of executive officers and decided not to make any changes from the 2015 levels.

Annual Cash Bonus

The payment of annual cash bonuses to executive officers and other employees is discretionary, and for our executive officers, subject to the terms of our Executive Bonus Plan (the “Bonus Plan”) approved by our stockholders at our 2014 annual meeting. Annual cash bonuses are generally provided to employees whether or not we meet our budgeted results, but the amount available for bonuses to all employees, including the executive officers, varies according to our financial results. Annual cash bonuses are intended to compensate for strategic, operational and financial successes of the Company as a whole, as well as individual performance and growth potential. Other than for our named executive officers, for whom maximum bonus amounts are established under the terms of our Bonus Plan based on our performance, the annual cash bonuses are not tied to the achievement of specific results or pre-established financial metrics or performance goals, and no formula exists for determining the amount of bonuses for employees or executive officers.

For 2015, our Compensation Committee established the overall executive officer bonus pool at 5% of Adjusted Consolidated EBITDA (as defined below). Our Compensation Committee has overall authority for determining 2015 annual bonus amounts and considers proposals from the Chief Executive Officer for executive officer bonus allocations, including his own. The Compensation Committee made a final decision with respect to 2015 annual bonuses in March 2016. In making bonus recommendations to the Compensation Committee for the executive officers, our Chief Executive Officer, after taking into account the positive or negative impact of events outside the control of management or an individual executive, made a subjective judgment of each executive’s performance in the context of a number of considerations, including the overall economy and our financial performance, revenues and financial position going into the new fiscal year, each executive’s (including his own) work in managing the business, establishing internal controls, mentoring staff, completing and integrating acquisitions, reducing costs, responding to market conditions and maintaining our profitability.

Mr. Stone’s bonus for 2015 was $5,500,000. The Committee’s approval of Mr. Stone’s bonus took into account our profitability, his successful recruitment of new managers, his efforts to increase our revenue from $768 million in 2014 to $1,000 million in 2015 and our Adjusted Consolidated EBITDA from $320 million in 2014 to $442 million in 2015, the growth of our market capitalization by $1.8 billion from year-end 2014 to year-end 2015, his activities regarding acquisitions including the completed acquisitions of Advent Software, Inc. (“Advent”) in July 2015, Varden Technologies (“Varden”) in September  2015, and Primatics Financial Holdings, Inc. (“Primatics”) in November 2015, his efforts to complete the acquisition of the Citigroup Alternative Investor Services business, which closed in March 2016, and his maintenance of high-level relationships with our key clients.

Mr. Pedonti’s bonus for 2015 was $1,050,000. The Committee’s approval of Mr. Pedonti’s bonus took into account his solid management skills, his expanded role in personnel and investor relations matters, his role in negotiating and implementing the Advent, Varden and Primatics acquisitions, his efforts to negotiate and complete the acquisitions of the Citigroup Alternative Investor Services business which closed in March 2016, his responsibility for maintaining our internal controls and his success in building a strong finance team.

Mr. Boulanger’s bonus for 2015 was $2,000,000. The Committee’s approval of Mr. Boulanger’s bonus took into account his responsibility for our day-to-day business operations across the organization, his assumption of responsibility for supervising the Company’s international operations, his contributions to our 2015 financial results, including increasing revenues from fiscal 2014 to fiscal 2015, his role in implementing the  Advent, Varden and Primatics acquisitions, his efforts to negotiate the acquisition of the Citigroup Alternative Investor Services business, which closed in March 2016, and his attention to his overall executive management team.

Mr. Kanwar’s bonus for 2015 was $1,600,000. The Committee’s approval of Mr. Kanwar’s bonus took into account his responsibility for our fund services business, his contributions to our 2015 financial results, his efforts to negotiate and implement the Primatics acquisition, his efforts to negotiate and complete the acquisition of the Citigroup Alternative Investor Services business, which closed in February 2016, and his attention to his overall executive management team.

Mr. Igoe’s bonus for 2015 was $400,000. The Committee’s approval of Mr. Igoe’s bonus took into account his overall management of the legal department and responsibility for adherence to the internal budget, his instrumental role in directing the legal work for our 2015 acquisitions of Advent, Varden and Primatics, his efforts to complete the acquisition of the Citigroup Alternative Investor Services business, which closed in March 2016, and his efforts in overseeing and administering litigation in which the Company is involved.

These decisions reflect the practice that our Compensation Committee does not fix a target bonus for the succeeding year; rather, as noted above, subject to the terms of the Bonus Plan, it draws on subjective factors and executive officer performance evaluations in arriving at its bonus decisions.

The bonus pool for executive officers is determined under the terms of our Bonus Plan, which, for 2015, was 5% of Adjusted Consolidated EBITDA, or $22,098,000. Adjusted Consolidated EBITDA is a non-GAAP financial measure used in key financial covenants contained in our senior credit facilities, which are material facilities supporting our capital structure and providing liquidity to our business. Adjusted Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization (EBITDA), further adjusted to exclude stock compensation expense, unusual items and other adjustments permitted in calculating covenant compliance under the senior credit facilities, excluding acquired EBITDA. Adjusted Consolidated EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following is a reconciliation of net income to Adjusted Consolidated EBITDA for fiscal 2015.

(in thousands)	Year ended December 31, 2015
Net income	$42,862
Interest expense, net	77,357
Income tax provision	17,980
Depreciation and amortization	150,834
EBITDA	289,033
Purchase accounting adjustments(1)	49,927
Capital-based taxes	828
Unusual or non-recurring charges (gains)(2)	26,148
Loss on extinguishment of debt	30,417
Acquired EBITDA(3)	109,492
Stock-based compensation	44,079
Other(4)	1,529
Consolidated EBITDA	551,453
Less: acquired EBITDA	(109,492)
Adjusted Consolidated EBITDA	$441,961

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisitions, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to increase rent by the amount that would have been recognized if lease obligations were not adjusted to fair value at the date of acquisitions.

(2)

Unusual or non-recurring charges include foreign currency gains and losses, proceeds from legal and other settlements, severance expenses, transaction costs, losses on currency contracts and other one-time expenses, such as expenses associated with facilities consolidations and the sale of fixed assets.

(3)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(4)	Other includes the non-cash portion of straight-line rent expense.

Stock Option Awards

Our Compensation Committee believes that equity-based incentive compensation is an important component of executive compensation. In 2015, our executive officers were granted only time-based stock options subject to vesting over four years from the date of grant.  The Compensation Committee believes that our stock option program is an appropriate equity incentive vehicle because stock options promote long-term performance by providing rewards only if, and to the extent that, our stock price improves, which both aligns the interests of our executive officers with those of our stockholders and encourages long-term, sustained growth, while also promoting retention through deferred vesting.

On December 22, 2015, we awarded our named executive officers long-term incentive compensation under our 2014 Stock Option Plan in the form of time-based stock options to purchase an aggregate of 515,000 shares of our common stock. Of these option grants, Mr. Stone received an option to purchase 210,000 shares of our common stock, Mr. Pedonti received an option to purchase 80,000 shares of our common stock, Mr. Boulanger received an option to purchase 100,000 shares of our common stock, Mr. Kanwar received an option to purchase 95,000 shares of our common stock, and Mr. Igoe received an option to purchase 30,000 shares of our common stock. The number of options was subjectively determined by the Compensation Committee based on an assessment of the relative contributions and efforts of each executive officer. These options have an exercise price of $67.78 per share, which was equal to the closing price of our common stock as reported on The NASDAQ Global Select Market on the date of the grant.

The options awarded on December 22, 2015 vest 25% on the first anniversary of grant and 1/36th each month thereafter until fully vested on the fourth anniversary of grant, subject to acceleration of vesting in connection with a change of control event and the other terms and conditions set forth in the plan and the award agreements, including that the recipient is an employee in good standing on each respective vesting date.

Benefits and Perquisites

We offer a variety of benefit programs to all eligible employees, including our executive officers. Our executive officers generally are eligible for the same benefits on the same basis as other employees, including medical, dental and vision benefits, life insurance coverage and short- and long-term disability coverage. All eligible employees are also able to contribute to our 401(k) plan and receive matching company contributions under the plan. In addition, our executive officers are entitled to reimbursement for reasonable business travel and other expenses incurred during the performance of their duties in accordance with our expense reimbursement policy.

We limit the use of perquisites as a method of compensation and provide our executive officers with only those perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain talented employees for key positions.

Severance and Change of Control Benefits

Pursuant to his employment agreement, Mr. Stone is entitled to specified benefits in the event of the termination of his employment under certain circumstances, as described in detail  under the captions “Employment and Related Agreements” and “Potential Payments Upon Termination or Change of Control” below. Mr. Stone’s employment agreement was amended in 2015 primarily to reflect our current business practices and compensation programs.  The severance provisions were not materially modified, and the compensation committee believes the employment agreement continues to be beneficial to the Company in retaining Mr. Stone.

The time-based stock options awarded to our named executive officers each vest in full immediately prior to the effectiveness of a change of control.  The Compensation Committee believes this practice is appropriate and reasonable in order to encourage our executives to be open to responding to potential transactions beneficial to our stockholders without focusing on their personal compensation and employment in such a transaction.

Accounting and Tax Implications

The accounting and tax treatment of particular forms of compensation do not materially affect our compensation decisions. However, we evaluate the effect of such accounting and tax treatment on an ongoing basis and will make modifications to compensation policies where we deem it appropriate. For instance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid by a public company to its chief executive officer and to each other officer (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act. However, certain compensation, including qualified “performance-based compensation,” will not be subject to the deduction limit if certain requirements are met.

Our Compensation Committee may review the potential effect of Section 162(m) periodically and use its judgment to authorize compensation payments that may be subject to the limit when it believes such payments are appropriate and in our best interests after taking into consideration changing business conditions and the performance of our employees.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of SS&C Technologies Holdings, Inc.

William A. Etherington

David A. Varsano

Michael J. Zamkow

Summary Compensation Table

The following table contains information with respect to the compensation earned by our named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(1)	All other compensation ($)(3)	Total ($)
William C. Stone	2015	875,000	—	2,997,057	5,500,000	5,122	9,377,179
Chief Executive Officer	2014	875,000	—	2,438,564	5,000,000	5,032	8,318,596
	2013	848,958	4,000,000	1,722,061	—	5,032	6,576,051
Patrick J. Pedonti	2015	350,000	—	1,141,736	1,050,000	5,584	2,547,320
Chief Financial Officer	2014	350,000	—	834,246	950,000	5,584	2,139,830
	2013	331,250	900,000	607,786	—	5,584	1,844,620
Normand A. Boulanger	2015	550,000	—	1,427,170	2,000,000	4,552	3,981,722
Chief Operating Officer	2014	550,000	—	1,155,109	1,900,000	4,552	3,609,661
	2013	529,167	1,800,000	861,030	—	4,552	3,194,749
Rahul Kanwar	2015	475,000	—	1,355,811	1,600,000	4,240	3,435,051
Sr. Vice President	2014	475,000	—	1,026,764	1,400,000	4,240	2,906,004
	2013	464,583	1,100,000	709,084	—	4,216	2,277,883
Paul G. Igoe	2015	260,000	—	428,151	400,000	4,552	1,092,703
General Counsel	2014	260,000	—	320,864	250,000	4,552	835,416
	2013	256,167	400,000	621,796	—	4,552	1,282,515

(1)	Amounts reflected for the applicable year reflect cash bonus awards earned for performance in such year and paid early in the following year.
(2)

The amounts in this column reflect the aggregate accounting grant date fair value of awards to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016.

(3)

The amounts in this column reflect, for each named executive officer, the sum of (1) our contributions of $4,000 in each of 2015, 2014 and 2013 to the SS&C 401(k) savings plan and (2) our payments of life insurance premiums.

CEO Employment Agreement

In March 2015, we entered into an amended and restated employment agreement with Mr. Stone (the “Amended Employment Agreement”), which amended the agreement dated March 2010. The Amended Employment Agreement provides for the following:

●	The employment of Mr. Stone as the Chief Executive Officer of SS&C Holdings and SS&C;
●

An initial term that expired on March 11, 2016, which was automatically renewed for an additional year and will continue to renew automatically for periods of one year until terminated either by Mr. Stone or us upon 90 days’ notice of non-renewal;

●	An annual base salary of at least $875,000;
●	An opportunity to receive an annual bonus in an amount to be established by our Board based on Mr. Stone’s and the Company’s performance, as determined by our Compensation Committee;

●

Certain severance payments and benefits. If we terminate Mr. Stone’s employment without cause, if Mr. Stone resigns for good reason (including, under certain circumstances, following a change of control as defined in the employment agreement) prior to the end of the term of the employment agreement, or if Mr. Stone receives a notice of non-renewal of the employment term by us, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his average annual bonus, inclusive of stock and restricted stock that he received as a component of such bonus, over the three bonus years preceding termination, (2) accelerated vesting of 50% of his then unvested options and full vesting of any restricted stock and (3) three years of Company-paid coverage under certain health plans. In the event of Mr. Stone’s death or a termination of Mr. Stone’s employment due to any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (1) disability or death benefits (as applicable) in accordance with our programs and arrangements, (2) accelerated vesting as set forth above, and (3) a pro-rated amount of his average bonus for the three bonus years preceding termination. In the event payments to Mr. Stone cause him to incur an excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payments;

●

Restrictive covenants, including non-competition and non-solicitation covenants pursuant to which Mr. Stone will be prohibited from competing with us or our affiliates and from soliciting our employees or customers during the period beginning on the effective date of the Amended Employment Agreement and ending on the date that is two years following Mr. Stone’s termination of employment; and

●

Conversion of Mr. Stone’s Class A Non-Voting Stock. Upon notice from Mr. Stone that he intends to file a Notification and Report Form under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR Filing”), in connection with the conversion of all of his Class A Non-Voting Stock, the Company will assist Mr. Stone in the preparation of the HSR filing, use its reasonable best efforts to take all actions necessary to respond to any requests necessary to complete the HSR filing and will pay all reasonable fees and costs associated (including legal fees) related to the HSR Filing. On March 16, 2016, Mr. Stone exercised this right and made an HSR Filing.

For additional information on the severance and change of control benefits (including estimated costs), see “Potential Payments on Termination” below.

“Cause” means (a) Mr. Stone’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; (b) Mr. Stone’s conviction of, or plea of guilty or nolo contendere to, a felony; (c) the commission by Mr. Stone of an act of fraud or embezzlement against us or any of our subsidiaries as determined in good faith by a two-thirds majority of the Board; or (d) Mr. Stone’s breach of any material provision of the Amended Employment Agreement.

“Good reason” generally means the occurrence of any of the following events without Mr. Stone’s written consent: (a) an adverse change in Mr. Stone’s employment title; (b) a material diminution in Mr. Stone’s employment duties, responsibilities or authority, or the assignment to Mr. Stone of duties that are materially inconsistent with his position; (c) any reduction in Mr. Stone’s base salary) any breach by us of any material provision of the Amended Employment Agreement, the Stockholders Agreement, or any other governing agreement between us and Mr. Stone; (e) a material diminution in Mr. Stone’s reporting line; or (f) a material diminution in our budget over which Mr. Stone retains authority.

Under the Amended Employment Agreement a “change of control” means:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either:

●	the then-outstanding shares of our common stock or the common stock of SS&C, or
●

the combined voting power of our then-outstanding voting securities or the then-outstanding voting securities of SS&C entitled to vote generally in the election of directors (in each case, other than any acquisition by us, Mr. Stone, any employee or group of employees of ours, or affiliates of any of the foregoing, or by any employee benefit plan (or related trust) sponsored or maintained by us or any of our affiliates); or

(b) individuals who, as of the effective date of the Amended Employment Agreement, constituted our Board and any individuals subsequently elected to our Board pursuant to the Stockholders Agreement cease for any reason to constitute at least a majority of our Board, other than individuals whose election, or nomination for election by our stockholders, was approved by at least a majority of the directors comprising the Board on the effective date of Mr. Stone’s employment agreement and any individuals subsequently elected to our Board of Directors pursuant to the Stockholders Agreement.

Other than Mr. Stone, none of our executive officers is party to an employment agreement.

2015 Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2015 to our named executive officers.

Name	Grant date(1)		Estimated future payouts under non-equity incentive plan awards(2)		All other option awards: number of securities underlying options (#)		Exercise price of option awards ($/share)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)
William C. Stone	3/11/2015	—	5,500,000	—	—		—	—
	12/22/2015	—	—	—	210,000	(3)	67.78	2,997,057	(4)
Patrick J. Pedonti	3/11/2015	—	1,050,000	—	—		—	—
	12/22/2015	—	—	—	80,000	(3)	67.78	1,141,736	(4)
Normand A. Boulanger	3/11/2015	—	2,000,000	—	—		—	—
	12/22/2015	—	—	—	100,000	(3)	67.78	1,427,170	(4)
Rahul Kanwar	3/11/2015	—	1,600,000	—	—		—	—
	12/22/2015	—		—	95,000	(3)	67.78	1,355,811	(4)
Paul G. Igoe	3/11/2015	—	400,000	—	—		—	—
	12/22/2015	—	—	—	30,000	(3)	67.78	428,151	(4)
(1)	Cash awards were granted under our Executive Bonus Plan and equity awards were granted under our 2014 Stock Option Plan.
(2)	The amounts indicated reflect actual 2015 cash bonus payments for each individual and are included in the Summary Compensation Table above.
(3)

This option is a time-based option that vests as to 25% of the number of shares underlying the option on December 22, 2016 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 22, 2019, subject to acceleration of vesting in connection with a change of control.

(4)

Amount reflects the aggregate accounting grant date fair value of awards to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the equity awards are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the SEC on February 29, 2016.

2015 Option Exercises and Stock Vested

The following table sets forth information concerning stock options that were exercised by our named executive officers in 2015 and the value realized.  No executive officers had any vesting of restricted stock in 2015.  Named executive officers not listed in the table had no such events during 2015.

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)
William C. Stone	250,000	15,233,250
Patrick J. Pedonti	75,000	4,504,449
Normand A. Boulanger	300,000	19,369,305
Rahul Kanwar	170,220	10,214,052

(1)	The dollar value realized on exercise represents the difference between the market value of the shares at the time of exercise and the respective per-share exercise price of the options.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following equity awards granted to our named executive officers were outstanding as of December 31, 2015.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William C. Stone	353,439		—		8.77	8/9/2016
	603,439		—		8.77	8/9/2016
	301,719		—		8.77	8/9/2016
	127,500		—		14.53	2/4/2020
	140,000		—		13.48	10/3/2021
	149,999	(2)	50,001	(2)	22.44	12/27/2022
	84,999	(3)	85,001	(3)	42.20	12/20/2023
	47,500	(5)	142,500	(5)	56.53	12/19/2024
	—		210,000	(6)	67.78	12/22/2025

Patrick J. Pedonti	59,645		—		8.77	8/9/2016
	29,822		—		8.77	8/9/2016
	63,750		—		14.53	2/4/2020
	50,000		—		13.48	10/3/2021
	56,249	(2)	18,751	(2)	22.44	12/27/2022
	29,999	(3)	30,001	(3)	42.20	12/20/2023
	16,250	(5)	48,750	(5)	56.53	12/19/2024
	—		80,000	(6)	67.78	12/22/2025

Normand A. Boulanger	152,581		—		8.77	8/9/2016
	123,295		—		8.77	8/9/2016
	61,648		—		8.77	8/9/2016
	85,000		—		14.53	2/4/2020
	85,000		—		13.48	10/3/2021
	74,999	(2)	25,001	(2)	22.44	12/27/2022
	42,499	(3)	42,501	(3)	42.20	12/20/2023
	22,500	(5)	67,500	(5)	56.53	12/19/2024
	—		100,000	(6)	67.78	12/22/2025

Rahul Kanwar	33,333	(1)	6,667	(1)	22.19	8/30/2022
	44,999	(2)	15,001	(2)	22.44	12/27/2022
	34,999	(3)	35,001	(3)	42.20	12/20/2023
	20,000	(5)	60,000	(5)	56.53	12/19/2024
	—		95,000	(6)	67.78	12/22/2025

Paul G. Igoe	54,687	(4)	20,313	(4)	22.75	1/7/2023
	9,999	(3)	10,001	(3)	42.20	12/20/2023
	6,250	(5)	18,750	(5)	56.53	12/19/2024
	—		30,000	(6)	67.78	12/22/2025

(1)

This option is a time-based option granted under our 2008 Equity Incentive Plan that vested as to 25% of the number of shares underlying the option on August 30, 2013 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on August 30, 2016, subject to acceleration of vesting in connection with a change of control.

(2)

This option is a time-based option granted under our 2008 Stock Incentive Plan that vested as to 25% of the number of shares underlying the option on December 27, 2013 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 27, 2016, subject to acceleration of vesting in connection with a change of control.

(3)

This option is a time-based option granted under our 2008 Equity Incentive Plan that vests as to 25% of the number of shares underlying the option on December 20, 2014 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 20, 2017, subject to acceleration of vesting in connection with a change of control.

(4)

This option is a time-based option granted under our 2008 Equity Incentive Plan that vests as to 25% of the number of shares underlying the option on January 7, 2014 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on January 7, 2017, subject to acceleration of vesting in connection with a change of control.

(5)

This option is a time-based option granted under our 2014 Stock Option Plan that vests as to 25% of the number of shares underlying the option on December 19, 2015 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 19, 2018, subject to acceleration of vesting in connection with a change of control.

(6)

This option is a time-based option granted under our 2014 Stock Option Plan that vests as to 25% of the number of shares underlying the option on December 22, 2016 and vests as to 1/36 of the number of shares underlying the option each month thereafter until fully vested on December 22, 2019, subject to acceleration of vesting in connection with a change of control.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2015, the number of securities outstanding under our equity compensation plans, the weighted-average exercise price of such securities and the number of securities available for grant under these plans.

Plan category	Number of securities to be issued upon exercise of outstanding options(1) (#)	Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans(1)(2) (#)
Equity compensation plans approved by security holders(3)	15,139,182	41.28	2,097,982	(4)
Equity compensation plans not approved by security holders	—	—	—
Total	15,139,182	41.28	2,097,982

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)

Shares available for future issuance may be issued in the form of stock options, restricted stock, unrestricted stock, restricted stock units, stock appreciation rights or other stock-based awards. Our 2008 Stock Incentive Plan contains an evergreen provision providing for an automatic annual increase in the number of securities available for future issuance on the first day of each of our fiscal years during the term of the 2008 Stock Incentive Plan equal to the lesser of (i) 1,416,661 shares of common stock, (ii) 2% of the outstanding shares on such date or (iii) an amount determined by our Board.

(3)	Consists of the 2006 Equity Incentive Plan, 2008 Stock Incentive Plan and 2014 Stock Option Plan.
(4)

Consists of 62,982 shares available for issuance under the 2008 Stock Incentive Plan and 2,035,000 available for issuance under the 2014 Stock Option Plan.  No shares were available for issuance under the 2006 Equity Incentive Plan as of December 31, 2015.

Potential Payments Upon Termination or Change of Control

William C. Stone

For information on Mr. Stone’s amended and restated employment agreement dated March 31,  2015, see “Employment and Related Agreements”, above.

The table below reflects the estimated amount of compensation payable to Mr. Stone in the event of termination of his employment or a change of control (or similar event, as defined in the applicable equity plan). The amounts shown assume that such termination or change of control was effective as of December 31, 2015. The actual amounts to be paid out, if any, will differ from the amounts reflected below and can only be determined at the time of the termination or change of control.

Payments to William C. Stone upon termination or liquidity event/ change of control	Termination without cause, for good reason or upon notice of non- renewal		For cause or without good reason(1)	Change of control(2)		Disability		Death
Base salary	1,750,000	(3)	—	—		—		—
Annual bonus	9,666,667	(4)	—	—		4,833,333	(5)	4,833,333	(5)
Stock options	3,141,686	(6)	—	6,283,372	(7)	3,141,686	(6)	3,141,686	(6)
Health and welfare benefits	3,543	(8)	—	—		—		—
Tax gross up payment	18,593,483	(9)	—	—		—		—
Disability benefits	—		—	—		—		—
Life insurance proceeds	—		—	—		—
Total	33,155,379		—	6,283,372		7,975,019		7,975,019

(1)

In the event that Mr. Stone’s employment is terminated for cause or without good reason, he will be entitled to unpaid base salary through the date of the termination, payment of any annual bonus earned with respect to a completed fiscal year of SS&C that is unpaid as of the date of termination and any benefits due to him under any employee benefit plan, policy, program, arrangement or agreement.

(2)	Time-based stock options will in each case become fully vested and exercisable immediately prior to the effective date of a change of control.
(3)	Consists of 200% of 2015 base salary payable promptly upon termination.
(4)	Consists of 200% of Mr. Stone’s average bonus for the three bonus years preceding termination.
(5)	Consists of a cash payment equal to the pro-rated amount of Mr. Stone’s average bonus for the three bonus years preceding termination, payable within 60 business days of termination.
(6)

Vesting acceleration with respect to unvested options to purchase an aggregate of 243,751 shares of our common stock, which is equal to 50% of all unvested options held by Mr. Stone on December 31, 2015, calculated based on the difference between the respective exercise price of the options and $68.27 (the closing price of our common stock on The NASDAQ Global Select Market on December 31, 2015).  Mr. Stone did not have any unvested restricted stock at December 31, 2015.

(7)

Vesting acceleration with respect to unvested options to purchase an aggregate of 487,502 shares of our common stock, which is equal to 100% of all unvested options held by Mr. Stone on December 31, 2015, calculated based on the difference between the respective exercise price of the options and $68.27 (the closing price of our common stock on The NASDAQ Global Select Market on December 31, 2015).  Mr. Stone did not have any unvested restricted stock at December 31, 2015.

(8)	Represents three years of coverage under certain SS&C medical plans.
(9)

In the event that the severance and other benefits provided for in Mr. Stone’s employment agreement or otherwise payable to him in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Stone will receive (a) a payment from us sufficient to pay such excise tax, and (b) an additional payment from us sufficient to pay the excise tax and U.S. federal and state income taxes arising from the payments made by us to Mr. Stone pursuant to this sentence.

Other Named Executive Officers

Other than Mr. Stone, none of our executive officers has any arrangement that provides for severance payments. Time-based stock options granted under our 2006 Equity Incentive Plan, 2008 Stock Incentive Plan and 2014 Stock Option Plan will become fully vested and exercisable immediately prior to the effective date of a change of control.

As of December 31, 2015, Messrs. Pedonti, Boulanger, Kanwar, and Igoe held the following unvested stock options that would have become fully vested upon a change of control.

Name	Number of shares underlying unvested options (#)	Value of unvested options ($)(1)
Patrick J. Pedonti	177,502	2,253,009
Normand A. Boulanger	235,002	3,095,247
Rahul Kanwar	211,669	2,658,137
Paul G. Igoe	79,064	1,420,199

(1)

The value of unvested options was calculated by multiplying the number of shares underlying unvested options by $68.27 (the closing price of our common stock as reported on The NASDAQ Global Select Market on December 31, 2015) and then deducting the aggregate exercise price for these options.

2015 Director Compensation

Ms. Conjeevaram and Messrs. Daniels, Etherington, Michael, Varsano and Zamkow each receive an annual retainer fee of $25,000 (pro-rated in the case of Ms. Conjeevaram from the date she was first elected as a director, November 19, 2015) and a Board meeting attendance fee of $2,500 per meeting (if attended in person), as well as the equity compensation described below. Members of our Audit Committee receive a committee attendance fee of $1,500 per-meeting (payable for in-person and telephonic attendance). Mr. Holt, an employee of Carlyle and a director for a portion of 2015, did not receive an annual retainer or any Board meeting attendance fees.  Mr. Stone and Mr. Boulanger, as employees of the Company, do not receive any additional compensation for Board service.  All of our directors are reimbursed for reasonable out-of-pocket expenses associated with their service on the Board. The following table contains information with respect to the compensation of our non-employee directors for fiscal 2015.

Name	Fees earned or paid in cash ($)		Option award(7) ($)	Total ($)
Smita Conjeevaram	13,333	(1)	331,611	344,944
Michael E. Daniels	35,000	(2)	40,799	75,799
William A. Etherington	42,500	(3)	40,799	83,299
Allan M. Holt	—		—	—
Jonathan E. Michael	42,500	(4)	40,799	83,299
David A. Varsano	41,000	(5)	40,799	81,799
Michael J. Zamkow	32,500	(6)	40,799	73,299

(1)	Consists of a pro-rated retainer of $13,333 reflecting her election as a director on November 19, 2015.
(2)	Includes an annual retainer of $25,000 and $10,000 for attending Board meetings in person.
(3)	Includes an annual retainer of $25,000, $10,000 for attending Board meetings in person, and $7,500 for attending Audit Committee meetings.
(4)	Includes an annual retainer of $25,000, $10,000 for attending Board meetings in person, and $7,500 for attending Audit Committee meetings.
(5)	Includes an annual retainer of $25,000, $10,000 for attending Board meetings in person, and $6,000 for attending Audit Committee meetings.
(6)	Includes an annual retainer of $25,000 and $7,500 for attending Board meetings in person.
(7)

At the time of the Company’s annual stockholders meeting on May 28, 2015, each outside director not employed by the Company and not affiliated with Carlyle was granted a stock option to purchase 3,000 shares of our common stock at an exercise price of $60.38 per share.  These grants to our outside directors are 100% vested and exercisable on the date of grant and expire on May 28, 2025.  Ms. Conjeevaram, who was appointed to our Board on November 19, 2015, was granted an option to purchase 21,250 shares of our common stock on November 19, 2015 at an exercise price of $73.88 per share. This stock option grant to Ms. Conjeevaram is 100% vested and exercisable on the date of grant and expires on November 19, 2025.  As of December 31, 2015, the aggregate number of stock options outstanding per director was as follows:  Ms. Conjeevaram—21,250, Mr. Daniels—27,250; Mr. Etherington—12,000; Mr. Holt—21,250; Mr. Michael—33,250; Mr. Varsano—33,250; and Mr. Zamkow—24,250. The amount in this column reflects the aggregate grant date fair value of the options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used by us in the valuation of the options are set forth in Note 10 of the notes to our audited consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K, filed with the SEC on February 29, 2016.

PROPOSAL 2

Approval of Amendment to the Certificate to Increase the Number of

Authorized Shares of Common Stock from 200 Million to 400 Million Shares

Overview of the Amendment

The Board recommends that stockholders consider and vote in favor of the adoption of an amendment to Article Fourth of the Certificate that would increase the authorized number of shares of common stock from 200,000,000 (as presently authorized) to 400,000,000 shares.  The purpose of this proposal is to enable the Company to effect a potential 2-for-1 stock split in the form of a stock dividend described below.  The Board voted to approve this amendment and to recommend that stockholders approve it.

The first paragraph of Article Fourth of the Certificate, marked to show the proposed amendments, is as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 410,000,000 shares, consisting of (i) 400,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), (ii) 5,000,000 shares of Class A Non-Voting Common Stock, $0.01 par value per share (“Class A Common Stock”), and (iii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

The proposed increase in authorized shares of our common stock will permit a potential 2-for-1 stock split in the form of a stock dividend of all of the Company’s common stock.  Generally, stock splits are intended to shift the market price range of common stock to a level that will facilitate increased trading activity and will broaden the marketability of the common stock.  The Board has not approved any action with respect to the shares that would be authorized under this proposal.  The Board plans to approve and declare the potential stock dividend if this proposal to increase the authorized shares of the Company’s common stock is approved by the stockholders and there are no material changes in the Company’s financial condition or results of operation or the market price for the Company’s common stock prior to such approval.

As of April 1, 2016 (the record date), 99,849,886 shares of common stock were issued, of which 786,439 shares of common stock were held as treasury shares.  Without approval of the proposed amendment to the Company’s Certificate, the Company would not have sufficient authorized common stock to declare a potential 2-for-1 stock split to be paid as a stock dividend on its common stock and will therefore not be able to implement it.

This is the second increase in the number of authorized shares of common stock since our initial public offering in 2010.  Approval of the proposed amendment will allow the Company to declare the potential 2-for-1 stock split in the form of a stock dividend as described above while maintaining flexibility similar to the flexibility that currently exists for the Company to issue common stock for a variety of general corporate purposes as the Board may determine. The remaining shares of authorized Common Stock may be used by the Company for any purpose permitted under Delaware law, including, without limitation, raising capital, future financings, investment opportunities, acquisitions, employee stock-based incentive plans or other distributions.

The proposed increase in the number of authorized shares of common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of common stock. However, the issuance of additional shares of common stock authorized by this amendment to the Certificate may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of common stock, none of whom have preemptive rights under the Certificate to subscribe for additional securities that we may issue.

Once the proposed amendment is approved, no further action by the stockholders would be necessary prior to the issuance of additional shares of common stock unless required by law or the rules of any stock exchange or national securities association on which the common stock is then listed or quoted. Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. The proposed amendment to increase the authorized number of shares of common stock does not change the number of shares of non-voting common stock or preferred stock that the Company is authorized to issue.

The Company has been advised by tax counsel that the potential 2-for-1 stock split in the form of a stock dividend would result in no gain or loss or realization of taxable income to the holders of common stock under existing federal tax law. The adjusted tax basis in the common stock you own before the stock dividend (if one is approved) will be allocated between the common stock received and the common stock you already held. The holding period of the common stock received as a stock dividend (if one is approved) will include the period for which you held the common stock on which the stock dividend was distributed.  Non-U.S. stockholders should consult with their financial advisors regarding tax treatment in other jurisdictions.

If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment with the Delaware Secretary of State.   The Board intends to cause such filing promptly following stockholder approval, but the Board nevertheless retains the discretion under Delaware law not to implement the proposed amendment and the number of authorized shares would accordingly remain at its current level.

Vote Required for Approval of the Amendment to our Certificate

The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to approve this proposal. Abstentions or the failure to vote shares therefore will have the effect of votes “AGAINST” this proposal in this context.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 400,000,000 SHARES.

PROPOSAL 3

APPROVAL OF SS&C TECHNOLOGIES HOLDINGS, INC.
AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

Overview

On February 24, 2016, our Board of Directors approved the adoption of the SS&C Technologies Holdings, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Amended 2014 Plan”), which amends and restates our 2014 Stock Option Plan (the “Existing 2014 Plan”), subject to approval by our stockholders.

As of the proxy mailing date, approximately 2,035,000 shares remained available for issuance under the Existing 2014 Plan, in addition to 954,687 shares available in the aggregate under the 2008 Stock Incentive Plan and 2006 Equity Incentive Plan.   The additional shares requested under the Amended 2014 Plan are needed to replenish our available share pool after the use of 2,216,800 shares under our equity plans in 2014, 2015 and 2016 specifically for new hire and ordinary course grants to employees who joined the Company as a result of our acquisitions of DST Global Solutions, Advent, Varden, Primatics and the Citigroup Alternative Investor Services business.  These completed acquisitions (which added approximately 3,050 employees in the aggregate - an increase of 67% to our workforce) are an important component of the Company’s long-term business plan and are projected to generate in excess of $700 million in annual run rate revenues in 2016.

The Board has determined that current equity share pool amounts will not be sufficient for our anticipated equity award needs over the next few years.  Therefore, if stockholders do not approve the Amended 2014 Plan, our future ability to issue equity-based awards will be limited, which could have significant negative consequences in our ability to recruit and retain senior employees.

The primary changes to the Amended 2014 Plan are to (i) increase the shares available for equity awards by 12 million shares and (ii) add flexibility to use this plan as our only equity plan by authorizing the issuance of full-value awards (that is, restricted stock and restricted stock units) and expanding the class of participants to include non-employee directors. Approval of the Amended 2014 Plan will also mean approval of performance criteria for purposes of being able to grant performance-based awards under Section 162(m) of the Code, as further described below.  If the Amended 2014 Plan is approved, we will no longer make grants under the 2008 Stock Incentive Plan or the 2006 Equity Incentive Plan.

Key Features of the Amended 2014 Plan

Equity awards align participants’ interests with stockholders’ long-term interests. Equity awards promote the success and enhance the value of our Company by aligning the personal interests of our directors, officers and employees with those of our stockholders and by retaining key employees through deferred time-based vesting.

Conservative share counting provisions. We will count each share subject to a full-value award as 2.5 shares against the number of shares available under the Amended 2014 Plan.

No repricing of options. The Amended 2014 Plan does not permit the repricing of underwater options or stock appreciation rights, either directly or indirectly through replacement with new awards or cash buyouts, without stockholder approval.

Fixed share reserve.  If the Amended 2014 Plan is approved, we will have a fixed number of shares reserved for future issuance, and our evergreen provision under the 2008 Stock Incentive Plan will terminate as we will no longer issue awards under our other equity plans.

Reasonable dilution.   We believe that the additional 12 million shares requested under the Amended 2014 Plan represent a reasonable amount of potential equity dilution while giving us sufficient flexibility to respond to retention needs and market conditions. This additional dilution is partially offset by ceasing to grant awards under our other equity plans.

Burn Rate and Dilution

Burn rate is generally calculated as (a) all stock options and non-performance share awards granted in a fiscal year divided by (b) the number of basic weighted-average common shares outstanding at the end of that fiscal year. As shown in the following table, the Company’s three-year average annual burn rate for 2013 through 2015 is 3.2%.

The following table sets forth information regarding awards granted, the burn rate for each of the last three fiscal years and the average burn rate over the last three years.

Burn Rate Summary
(in thousands)	FY 2013	FY 2014	FY 2015		3-Year Average
Stock options granted	2,024	2,199	3,818	(1)	2,680
Restricted stock and RSUs awarded	25	—	12		12
Basic weighted average common shares outstanding at fiscal year end	81,195	83,314	91,098		85,202
Burn Rate	2.5%	2.6%	4.2%	(1)	3.2%	(1)

(1)

The 2015 grants include 1,145,000 shares for new hire grants to Advent, Varden, and Primatics employees made in connection with the closing of these acquisitions.   If these shares were excluded from the calculation, our burn rate for 2015 and the three-year average would have been 2.9% and 2.7%, respectively.  Also, the burn rate number for 2015 excludes 3,140,970 shares pursuant to rollover awards from assumed Advent equity awards.

Our Board believes that the shares requested under the Amended 2014 Plan will provide sufficient shares for equity-based compensation needs of the Company for approximately four years, taking into account our historical grant practices, normal growth and recently completed and potential future acquisitions.

The total potential dilution or “overhang” from the Amended 2014 Plan would be 21.3%. The overhang is calculated as follows, in each case as of March 28, 2016:  (x) the sum of (a) 12,000,000 shares that will be available under the Amended 2014 Plan (since our other equity plans will no longer be used for future grants) and, (b) 14,813,754 shares underlying outstanding options, unvested restricted stock awards and restricted stock units under all of our equity plans, divided by (y) the foregoing sum, plus 99,060,905 shares outstanding. We believe that the benefits to our stockholders resulting from equity award grants to our senior employees, including interest alignment and mitigation of incentives to take inappropriate business risks, outweigh the potential dilutive effect of grants under the Amended 2014 Plan. The Compensation Committee believes that paying a significant portion of annual variable compensation in the form of equity awards that vest over multiple years is an effective method of aligning the interests of employees with those of our stockholders, encouraging ownership in the Company and retaining, attracting and rewarding talented employees.

As of March 28, 2016, under all of our equity plans, there were (i) 14,393,784 shares underlying stock options outstanding with a weighted average exercise price per share of $42.10 and a weighted average remaining term of 7.0 years; and (ii) 419,970 shares were subject to unvested restricted stock awards and restricted stock units.  Of the foregoing amounts, 965,000 stock options were outstanding under the Existing 2014 Plan and so, if such options are forfeited, the shares would again become available under the Amended 2014 Plan.  On April 1, 2016, the closing price of our common stock on NASDAQ was $64.22.

Summary Description of the Amended 2014 Plan

The following summary of the material terms of the Amended 2014 Plan is qualified in its entirety by reference to the complete text of the Amended 2014 Plan attached as Appendix A to this proxy statement.

Types of Awards

The Amended 2014 Plan provides for the grant of stock options, stock appreciation rights (or SARs), restricted stock, restricted stock units, performance-based awards, and other stock-based awards (collectively, “Awards”).

Number of Shares Available for Awards

The additional 12 million shares will mean that a total of 15 million shares has been reserved under the Amended 2014 Plan since its initial adoption in 2014. However, each share underlying a full-value award will count as 2.5 shares against the share pool reserve. As of the record date, approximately 2,035,000 shares remained available for issuance under the Existing 2014 Plan.

If the Amended 2014 Plan is approved, the Company will no longer make grants under the 2008 Stock Incentive Plan or the 2006 Equity Incentive Plan. If any Award under the Amended 2014 Plan expires, terminates or is otherwise surrendered, cancelled, or forfeited, the unused shares of common stock covered by such Award will again be available for grant. Shares of common stock delivered to the Company by a participant in payment of an Award’s exercise or reference price, or to satisfy tax withholding obligations with respect to options or SARs, will not be added back to the number of shares available for grant.  If stockholders do not approve the Amended 2014 Plan, the Existing 2014 Plan, as well as the 2008 Stock Incentive Plan and 2006 Equity Incentive Plan, will remain in effect.

Types of Equity Awards

•

Incentive Stock Options and Nonqualified Stock Options. An option is the right to purchase a specified number of shares of common stock at a specified exercise price, subject to other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price which is less than the fair market value of the common stock on the grant date. Options may not be repriced without stockholder approval. Options may not be granted for a term in excess of ten years.

•

Stock Appreciation Rights. A SAR entitles the holder, upon exercise, to receive an amount of common stock, cash or a combination thereof (as determined by the Board) determined by reference to appreciation, from and after the grant date, in the fair market value of a share of common stock over the reference price established by the Board and specified in the applicable Award Agreement. SARs may not be granted with a reference price which is less than the fair market value of the common stock on the grant date and may not be repriced without stockholder approval. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award Agreement, but may not be granted for a term in excess of ten years.

•	Restricted Stock. Restricted stock represents on award of shares that is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee.
•

Restricted Stock Units.  Restricted stock units represent the right to receive shares of Common Stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future.

•	Performance Awards. Performance awards may be payable in cash or stock upon the attainment of specified performance goals.
•

Dividend Equivalents.  Dividend equivalents entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying a full-value award, except that dividends or dividend equivalents will not be paid on performance-based awards unless and until the performance conditions have been met.

•	Other Stock-Based Awards. Other stock-based awards may be granted in the discretion of the Compensation Committee subject to the terms of the Amended 2014 Plan.

Performance Goals

If a full-value award is designated as a qualified performance-based award for purposes of Section 162(m) of the Code, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more business criteria approved by stockholders. The business criteria may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, business segment or business unit of the Company, and may be based upon relative or comparative performance. Additionally, the Compensation Committee may provide for the inclusion or exclusion of specified circumstances or events in the evaluation of performance. The following criteria are identified in the Amended 2014 Plan:

•	revenue;
•	revenue growth;
•	operating income;
•	earnings per share;
•	net income (before or after taxes)
•	total shareholder return;
•	appreciation in and/or maintenance of the price of the Shares or any other publicly traded securities of the Company;
•	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);
•	cash flow or cash flow per share (before or after dividends);
•

earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization) margins, operating margins, gross margins or cash margin; and

•	debt reduction.

Transferability of Awards

Except as the Board may otherwise permit with respect to certain transfers in accordance with limitations specified in the Amended 2014 Plan, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or other limited circumstances.

Eligibility to Receive Awards

Employees (including officers), non-employee directors, consultants and advisors of the Company, its parent and subsidiary corporations and other business ventures in which the Company has a controlling interest are eligible to be granted Awards. In accordance with tax rules, ISOs may only be granted to employees.  As of December 31, 2015, there were approximately 6,000 employees eligible to participate, as well as our six non-employee directors, and several consultants or advisors participating.

Individual Participant Limits

The maximum number of options or SARs that may be granted to any participant (other than non-employee directors) is 500,000 shares per calendar year, and the maximum number of performance-based full-value awards that may be granted to any participant (other than non-employee directors) is 250,000 shares per calendar year for a stock-based award and $500,000 per calendar year for a cash-based award.

Awards to Non-Employee Directors

Awards may be made under the Amended 2014 Plan to the Company’s non-employee directors. In no event will the Awards that may be granted to any non-employee director during any calendar year exceed the greater of 15,000 shares or shares having a grant date fair value of $250,000, except that for a newly appointed director, such limits shall be the greater of 30,000 shares or shares having a grant date fair value of $500,000.

Administration

The Board has designated the Compensation Committee of the Board to administer the Amended 2014 Plan.

Changes in Capitalization, Corporate Events and Change in Control Events

The Company is required to make appropriate adjustments in connection with the Amended 2014 Plan and any outstanding Awards, as determined by the Compensation Committee, to reflect stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or any dividends or distributions to holders of common stock other than an ordinary cash dividend. The Company may provide, in an Award Agreement or otherwise, for accelerated vesting or exercisability of an Award in connection with a sale or change of control of the Company.

The Amended 2014 Plan also contains provisions addressing the consequences of a Corporate Event, which is defined, in summary, as any reorganization, merger, consolidation, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of the capital stock or assets of the Company, exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, the acquisition or disposition of any material assets or business or other similar corporate transaction or event (other than certain changes in capitalization). In connection with a Corporate Event, the Compensation Committee will take one or more of the following actions as to outstanding Awards: (i) provide that such Awards shall be continued, assumed, or substantially equivalent awards (as determined by the Compensation Committee in its sole discretion) shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that outstanding Awards shall become fully vested and exercisable within a specified period prior to such Corporate Event (contingent on the occurrence of the Corporate Event), and that any unexercised awards shall terminate upon such Corporate Event, (iii) provide that outstanding Awards shall become fully vested and exercisable upon such Corporate Event (contingent on the occurrence of the Corporate Event), (iv) settle such Awards for an amount (as determined in the sole discretion of the Compensation Committee ) of cash or securities equal to the in-the-money spread value (if any) of such Awards, in exchange for the termination of such Award, (v) provide that, in connection with a dissolution or complete liquidation of the Company, Awards shall convert into the right to receive liquidation proceeds (net of the exercise or reference price thereof and any applicable tax withholdings) or (vi) any combination of the foregoing.

In the event of a Corporate Event where Awards are settled for an amount (as determined in the sole discretion of the Compensation Committee) of cash or securities, any Award for which the exercise or reference price is equal to or exceeds the per share value of the consideration to be paid in the Corporate Event will be terminated without payment therefor. The Compensation Committee shall not be obligated to treat all Awards, all portions of any individual Award, all Awards held by a participant, or all Awards of the same type, identically.

Authorization of Sub-Plans for Grants to Non-U.S. Employees

The Compensation Committee may establish one or more sub-plans under the Amended 2014 Plan to satisfy applicable securities, tax or other laws of various jurisdictions, by adopting supplements to the Amended 2014 Plan containing any limitations on the Compensation Committee’s discretion and any additional terms and conditions not inconsistent with the Amended 2014 Plan as the Compensation Committee deems necessary or desirable with respect to participants in the applicable jurisdiction.

Amendment or Termination

No Award may be made after ten years after the date the Amended 2014 Plan is approved by the Company’s stockholders, but Awards previously granted may extend beyond that date. The Compensation Committee may at any time amend, suspend or terminate the Amended 2014 Plan; however, no amendment requiring stockholder approval under applicable legal, regulatory or listing requirements will become effective until such stockholder approval is obtained.

Unless approved by the Company’s stockholders or required in connection with a change in capitalization, the Company may not (i) amend any outstanding option or SAR to provide an exercise or reference price per share that is lower than the then-current exercise or reference price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the Amended 2014 Plan) and grant in substitution new Awards covering the same or a different number of shares of common stock and having an exercise, reference or purchase price per share lower than the then-current exercise or reference price per share of the cancelled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise or reference price per share above the then-current fair market value of the common stock, or (iv) take any other action that constitutes a “repricing” within the meaning of NASDAQ rules.

New Plan Benefits

Grants of Awards under the Amended 2014 Plan, if any, will be subject to the Compensation Committee’s discretion. Therefore, we cannot determine the number or type of Awards that will be granted to any participant under the Amended 2014 Plan for 2016 or any other year, and no information is provided concerning the benefits to be delivered under the Amended 2014 Plan to any individual or group of individuals.  Awards granted in 2015 to the named executive officers are set forth above in the section captioned “Executive Compensation.”  Awards granted in 2015 to our non-employee directors are set forth above in the section captioned “2015 Director Compensation.”

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally arise with respect to Awards, based on the federal tax laws in effect as of the date of this proxy statement. This summary is not intended to constitute (and is not) tax advice, and assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to tax laws could alter the consequences described below, and participants are urged to consult their tax advisors regarding their specific circumstances.

Incentive Stock Options

A participant will not have income upon an ISO’s grant. Also, except as described below, a participant will not have income upon an ISO’s exercise if the participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the exercise. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonqualified Stock Options.” An ISO’s exercise may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an ISO at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option’s grant and more than one year after its exercise, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income (and the Company may be entitled to a federal income tax deduction with respect to such income) and a portion may be capital gain. This capital gain will be long term if the participant has held the stock for more than one year and otherwise will be short term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long term if the participant held the stock for more than one year and otherwise will be short term.

Nonqualified Stock Options

A participant will not have income upon a nonqualified stock option’s grant. A participant will have compensation income upon a nonqualified stock option’s exercise equal to the value of the stock on the exercise date less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the exercise date. This capital gain or loss will be long term if the participant has held the stock for more than one year and otherwise will be short term. The Company generally will be entitled to a federal income tax deduction with respect to the participant’s compensation income.

Stock Appreciation Rights

A participant will not have income upon a SAR’s grant. A participant will have income upon the SAR’s exercise equal to the value of cash and/or the fair market value (measured on the exercise date) of the shares received by the participant. This amount will be subject to income tax withholding. The Company generally will be entitled to a federal income tax deduction with respect to the participant’s compensation income.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable or is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the election under Section 83(b).

Restricted Stock Units

A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code.

Vote Required for Approval of the Amended and Restated 2014 Stock Incentive Plan

This proposal requires the affirmative vote of a majority of the votes cast on such proposal at the annual meeting.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our books, records and accounts for fiscal 2016. This appointment is being presented to the stockholders for ratification at the 2016 annual meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our Company or our subsidiaries. Representatives of PwC are expected to be present at the 2016 annual meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

The following table summarizes the fees of PwC billed to us for each of fiscal 2015 and fiscal 2014. For fiscal 2014, audit fees include an estimate of amounts not yet billed.

Nature of Service	2015 Fees	2014 Fees
Audit Fees(1)	$ 4,171,950	$ 2,336,273
Audit-Related Fees(2)	---	---
Tax Fees(3)	206,107	292,715
All Other Fees(4)	1,800	113,263

Total	$ 4,379,857	$2,742,251

(1)

Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q, and services related to our filings of Registration Statements on Forms S-8, S-3 and S-4 in 2014 and 2015, such as the issuance of consents.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to accounting consultations in connection with acquisitions, procedures performed for SSAE 16 reports, attest services that are not required by statute or regulation and consultations concerning internal controls, financial accounting and reporting standards.

(3)

Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for approximately $82,283 of the total tax fees billed in 2015 and approximately $77,217 of the total tax fees billed in 2014. Tax advice and tax planning services relate to assistance with tax audits and appeals, tax advice related to acquisitions and requests for rulings or technical advice from taxing authorities.

(4)	All other fees for 2015 and 2014 consist of other advisory and consulting services.

All the services described above were approved by our Audit Committee in advance of the services being rendered. The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee. The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits and tax work to be performed by our independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2016.

Report of the Audit Committee of the Board of Directors

Our Audit Committee has reviewed our audited financial statements for fiscal 2015 and has discussed these financial statements with our management and PwC, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including Statement on Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

By the Audit Committee of the Board of Directors of SS&C Technologies Holdings, Inc.

William A. Etherington (Chair)

Jonathan E. Michael

David A. Varsano

OWNERSHIP OF OUR COMMON STOCK

This table presents information concerning the beneficial ownership of the shares of our common stock as of April 1, 2016. Specifically, the table reflects beneficial ownership information about:

●	each person we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock;
●	each of our directors and named executive officers; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable or exercisable within 60 days of April 1, 2016 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of the persons and entities listed on the table is c/o SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, CT 06095.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
5% Stockholders
William C. Stone(1)	16,913,724	16.8%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	15,601,524	15.7%
FMR LLC(3) 245 Summer Street Boston, MA 02210	6,491,145	6.6%
Janus Capital Management LLC(4) 151 Detroit Street Denver, CO 80206	5,827,186	5.9%
Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	5,515,818	5.6%
Other Directors and Named Executive Officers
Normand A. Boulanger(6)	741,168	*
Smita Conjeevaram(7)	21,250	*
Michael E. Daniels(8)	27,250	*
William A. Etherington(9)	43,250	*
Allan M. Holt	—	*
Paul G. Igoe(10)	83,436	*
Rahul Kanwar(11)	184,372	*
Jonathan E. Michael(12)	51,250	*
Patrick J. Pedonti(13)	266,548	*
David A. Varsano(14)	36,750	*
Michael J. Zamkow(15)	40,550	*
All directors and executive officers as a group (11 persons)(16)	18,409,548	18.0%

*	Represents less than one percent of the outstanding shares of common stock.

(1)	Includes 1,702,429 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(2)

Consists of 15,601,524 shares of common stock reported as beneficially owned by T. Rowe Price Associates, Inc. including 3,387,646 shares of common stock over which T. Rowe Price Associates, Inc. reports sole voting power and 15,601,524 shares of common stock over which T. Rowe Price Associates, Inc. reports sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 11, 2016.

(3)

Consists of 6,491,145 shares of common stock reported as beneficially owned by FMR LLC including 347,312 shares of common stock over which FMR LLC reports sole voting power and 6,491,145 shares of common stock over which FMR LLC reports sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 12, 2016.

(4)

Consists of 5,827,186 shares of common stock reported as beneficially owned by Janus Capital Management LLC including 5,683,586 shares of common stock over which Janus Capital Management LLC reports sole voting power and sole dispositive power. We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 16, 2016.

(5)

Consists of 5,515,818 shares of common stock reported as beneficially owned by The Vanguard Group over which The Vanguard Group reports sole voting power of 59,426 shares of common stock, sole dispositive power of 5,456,892 shares of common stock and shared dispositive power of 58,926 shares of common stock.  We obtained information regarding beneficial ownership of these shares solely from the Schedule 13G that was filed with the SEC on February 10, 2016.

(6)	Includes 676,168 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(7)	Consists of 21,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(8)	Consists of 27,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(9)	Includes 12,000 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(10)	Consists of 83,436 shares of our common stock subject to outstanding options exercisable on or within the 60-day period following April 1, 2016.
(11)	Includes 159,372 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(12)	Includes 33,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(13)	Consists of 266,548 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(14)	Includes 33,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(15)	Includes 24,250 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.
(16)	Includes 3,039,203 shares of our common stock subject to outstanding stock options exercisable on or within the 60-day period following April 1, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. Based on a review of the copies of such forms provided to us and written representations furnished to us, we believe that during fiscal 2015, all reports required by Section 16(a) to be filed by these persons were filed on a timely basis, except that Form 4s reporting the annual stock option grants made to our executive officers on December 22, 2015 were filed on December 28, 2015.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we have been or are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has had or has a direct or indirect material interest. Such a transaction, arrangement or relationship is referred to as a “related person transaction.”

Any related person transaction must be reported to our General Counsel and will be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If the General Counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at its next meeting, or at the next meeting following the date that the related person transaction comes to the attention of the General Counsel; provided, however, that the General Counsel may present a related person transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who will review and may approve the related person transaction, subject to ratification by the Audit Committee at its next meeting. In addition, any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that it has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may, in its sole discretion, impose any conditions it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following do not create a material direct or indirect interest on behalf of a related person and, therefore, are not related person transactions for purposes of our related person transaction policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members (as defined in the policy) are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction or (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or

•	a transaction that is specifically contemplated by provisions of the Certificate or By-laws of the Company.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Related Person Transactions

Stockholders Agreement

The Company is a party to a Stockholders Agreement with Mr. Stone that entitles him to nominate two directors, one of whom shall be Mr. Stone for so long as he is our Chief Executive Officer.  The number of Board members Mr. Stone is entitled to nominate (including himself) will be reduced to one director if Mr. Stone holds less than 15% of our common stock. Mr. Stone’s rights under the Board nomination provisions of the Stockholders Agreement will terminate at such time as he holds less than 10% of our common stock.

The provisions of the Stockholders Agreement also require that so long as Mr. Stone is a member of our Board and the Chief Executive Officer of the Company, he will serve as Chairman of the Board.

Registration Rights Agreement

The Company and Mr. Stone are parties to a Registration Rights Agreement, under which Mr. Stone can demand that we file a registration statement for all or a portion of his common stock. Mr. Stone is also entitled to request that his shares be covered by a registration statement that we are otherwise filing with respect to our common stock. In either event, the Company is required to pay all expenses of Mr. Stone in connection with the registration (other than underwriting discounts and commissions and transfer taxes applicable to the sale of registerable securities). The Registration Rights Agreement also provides that the Company will indemnify Mr. Stone, and Mr. Stone will indemnify the Company, for certain matters in connection with the registration of Mr. Stone’s shares. The registration rights in the Registration Rights Agreement are subject to certain conditions and limitations specified in the Registration Rights Agreement, including the right of the underwriters of an offering to limit the number of shares included in certain registrations.

Other transactions

Robert S. Stone, the son of our Chief Executive Officer, is employed by SS&C as a sales representative. From January 1, 2015 through December 31, 2015, Robert Stone was paid $599,262 as salary, commissions, grant date fair value of options and other compensation related to his employment at SS&C.

Sabrina Goff, the sister of Rahul Kanwar, our Senior Vice President and Managing Director of Alternative Assets, is employed by SS&C in its fund administration business. From January 1, 2015 through December 31, 2015, Ms. Goff was paid $187,420 as salary, commissions, grant date fair value of options and other compensation related to her employment at SS&C.

Justine Stone, the daughter of our Chief Executive Officer, is employed by SS&C in investor relations. From January 1, 2015 through December 31, 2015, Ms. Stone was paid $145,540 as salary, commissions, grant date fair value of options and other compensation related to her employment at SS&C.

During fiscal 2015, Fidelity Management Trust Company (FMTC) served as trustee of SS&C’s 401(k) plan. While the Company does not pay any fees directly to FMTC for this or other ancillary services, the entities affiliated with FMTC received $374,424 in fiscal 2015 from fees incurred by plan participants on balances invested in mutual funds through the plan. FMTC and its affiliated entities are subsidiaries of FMR LLC, which is the owner of more than 5% of our outstanding common stock.

INFORMATION ABOUT THE 2016 ANNUAL MEETING

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the 2016 annual meeting. However, to ensure that your shares are represented at the 2016 annual meeting and that the Company has the quorum necessary to convene the 2016 annual meeting and conduct business, even if you plan to attend the 2016 annual meeting in person, please complete, sign, date and return the enclosed proxy card promptly. Submitting a proxy or voting instructions in advance will not prevent you from attending the 2016 annual meeting and voting in person, if you so desire. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention is appreciated.

Voting Procedures

You may vote either in person at the 2016 annual meeting or by proxy. To vote by proxy, you must:

•	Complete all of the required information on the proxy card.
•	Date and sign the proxy card.

•	Return the proxy card in the enclosed postage-paid envelope. We must receive your proxy card before the 2016 annual meeting for your proxy to be valid and for your vote to count.
•

If you are not the stockholder of record and hold shares through a bank, broker or other nominee, such agent may have special voting instructions that you should follow. You should contact your bank, broker or other nominee to obtain instructions for voting your shares.

Whether or not you expect to be present in person at the 2016 annual meeting, you are requested to complete, sign, date and return the enclosed form of proxy. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2016 annual meeting, you may vote by ballot. If you want to vote in person at the 2016 annual meeting and you own your shares through a bank, broker or other nominee, you must obtain a proxy from that party in its capacity as owner of record for your shares and bring the proxy to the 2016 annual meeting.

Your properly completed proxy card will appoint William C. Stone, Patrick J. Pedonti and Paul G. Igoe as proxy holders, or your representatives, to vote your shares in the manner directed therein by you. Mr. Stone is our Chairman and Chief Executive Officer, Mr. Pedonti is our Senior Vice President and Chief Financial Officer, and Mr. Igoe is our Senior Vice President, General Counsel and Secretary. Your proxy permits you to direct the proxy holders to:

•	vote “FOR” or withhold your votes from any of the three nominees for director;
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to approve an amendment to our Certificate to increase the number of authorized shares of our common stock from 200,000,000 to 400,000,000;
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to approve our Amended and Restated 2014 Stock Incentive Plan; and
•	vote “FOR,” “AGAINST” or “ABSTAIN” from the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015.

All shares entitled to vote and represented by properly completed proxies received prior to the 2016 annual meeting and not revoked will be voted at the 2016 annual meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy will be voted “FOR” the election of the three nominees for director, “FOR” the proposal to approve an amendment to our Certificate to increase the number of authorized shares of our common stock from 200,000,000 to 400,000,000, “FOR” the proposal to approve our Amended and Restated 2014 Stock Incentive Plan, and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016, and in the discretion of the persons named as proxies in the manner they believe to be in the Company’s best interests as to other matters that may properly come before the 2016 annual meeting.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than the date of your previously delivered proxy, (2) voting in person at the 2016 annual meeting, or (3) sending a written revocation to our Corporate Secretary at our principal executive offices. Shares represented by valid proxies that are received prior to the 2016 annual meeting and not revoked at or prior to the 2016 annual meeting will be voted at the 2016 annual meeting.

Stockholders Entitled to Vote

Our Board has fixed April 1, 2016 as the record date for the 2016 annual meeting. You are entitled to vote (in person or by proxy) at the 2016 annual meeting if you were a stockholder of record on the record date. On the record date, we had 99,063,447 shares of common stock outstanding (each of which entitles its holder to one vote). Holders of shares of our common stock do not have cumulative voting rights.

Quorum

For all proposals on the agenda for the 2016 annual meeting, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote must be present at the 2016 annual meeting in person or represented by proxy to constitute a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of a director and/or abstain from voting on a proposal, as well as broker non-votes (as described below), will be counted toward establishing a quorum.

Votes Required

For Proposal 1, each of the directors will be elected by a plurality vote of the shares of common stock present at the 2016 annual meeting in person or represented by proxy and entitled to vote. Shares for which the vote is properly withheld and broker non-votes will not be counted toward the nominee’s achievement of a plurality and will have no effect on the election of the directors.

For Proposal 2, the approval of an amendment to our Certificate to increase the number of authorized shares of our common stock from 200,000,000 to 400,000,000, the affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to approve the Proposal. Shares that fail to vote or abstentions will be counted as votes against this proposal, and will therefore have the same effect as votes “AGAINST” this proposal.

For Proposal 3, the approval of our Amended and Restated 2014 Stock Incentive Plan, the affirmative vote of the holders of a majority of the votes cast is required for approval.  Shares that abstain will not be counted as votes in favor of this proposal and will also not be counted as votes cast. Accordingly, abstentions will have no effect on the outcome of this proposal.

For Proposal 4, the ratification of the selection of the independent registered public accounting firm, the affirmative vote of the holders of a majority of the votes cast is required for approval.  Shares that abstain will not be counted as votes in favor of this proposal and will also not be counted as votes cast. Accordingly, abstentions will have no effect on the outcome of this proposal.

If you hold shares of common stock through a bank, broker or other nominee, that party may under certain circumstances vote your shares if you do not timely provide them with voting instructions. Banks, brokers or other nominees have discretionary authority to vote customers’ unvoted shares on routine matters. Your bank, broker or other nominee cannot vote your shares on any matter that is not considered a routine matter. Proposal 4, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2016, is considered a routine matter. Proposal 1, the election of three Class III directors, Proposal 2, the approval of an amendment to our Certificate to increase the number of authorized shares of our common stock, and Proposal 3, the approval of our Amended and Restated 2014 Stock Incentive Plan, are not considered routine matters. Shares for which a bank, broker or other nominee cannot vote on a particular matter because that party does not have discretionary voting authority to do so are considered “broker non-votes” on these matters.

Solicitation of Proxies

We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail or the Internet, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Banks, brokers or other nominees will be requested to forward solicitation materials to the beneficial owners of shares of record held by them, and we will reimburse them for their reasonable expenses.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the 2016 annual meeting and the advance notice period applicable to the 2016 annual meeting as prescribed by our By-laws has expired. If any other business should properly come before the 2016 annual meeting, the proxies will be voted in the discretion of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

Stockholder Proposals and Director Nominations

For 2017 Annual Meeting

Proposals of stockholders intended to be presented at the 2017 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than December 23, 2016 in order to be included in the proxy statement and form of proxy relating to that meeting. Proposals should be sent to SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, Attention: Corporate Secretary.

In addition, our By-laws require that we be given advance notice of stockholder nominations for election to our Board and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must contain the information required by our By-laws and be delivered by the stockholder and received by the Secretary at our principal executive offices (i) no earlier than 120 days before and no later than 90 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary date, (a) no earlier than 120 days before the annual meeting and (b) no later than 90 days before the annual meeting or 10 days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2016 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2017 annual meeting (other than one to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act) should notify us no earlier than January 25, 2017 and no later than February 24, 2017.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, SS&C Technologies Holdings, Inc., 80 Lamberton Road, Windsor, Connecticut 06095, or call 860-298-4500.

ANNUAL MEETING OF STOCKHOLDERS OF

SS&C TECHNOLOGIES HOLDINGS, INC.

May 25, 2016

GO GREEN

The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 to serve for a term ending in 2019 and FOR Proposals 2, 3 and 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of the nominees listed below as Class III directors.

NOMINEES:
Smita Conjeevaram
Michael E. Daniels
William C. Stone

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE: ______________

	FOR	AGAINST	ABSTAIN
2. The approval of an amendment to SS&C's Restated Certificate of Incorporation to increase the authorized shares of SS&C's common stock to 400,000 shares.	☐	☐	☐
3. The approval of SS&C's Amended and Restated 2014 Stock Incentive Plan.	☐	☐	☐
4. The ratification of PricewaterhouseCoopers LLP as SS&C's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2015 Annual Report to Stockholders.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______________ Date: ________ Signature of Stockholder ______________ Date: ________

ANNUAL  MEETING  OF  STOCKHOLDERS  OF    SS&C  TECHNOLOGIES  HOLDINGS,  INC.    May  25,  2016    GO  GREEN    e-Consent  makes  it  easy  to  go  paperless.  With  e-Consent,  you  can  quickly  access  your  proxy  material,  statements  and  other  eligible  documents  online,  while  reducing  costs,  clutter  and  paper  waste.  Enroll today  via  www.amstock.com  to  enjoy  online  access.    NOTICE  OF  INTERNET  AVAILABILITY  OF  PROXY  MATERIAL:  The  proxy  statement  and  proxy  card  are  available  at  http://www.ssctech.com/2016annualmeeting    Please  sign,  date  and  mail  your  proxy  card  in  the  envelope  provided  as  soon  as  possible.     Please  detach  along  perforated  line  and  mail  in  the  envelope  provided.     1.TheelectionofthenomineeslistedbelowasClassIIIdirectors. SmitaConjeevaramMichaelE.DanielsWilliamC.Stone2.TheapprovalofanamendmenttoSS&C’sRestatedCertificateofIncorporationtoincreasetheauthorizedsharesofSS&C’scommonstockto400,000shares. 3.TheapprovalofSS&C’sAmendedandRestated2014StockIncentivePlan. FORAGAINSTABSTAINFORALLNOMINEESWITHHOLDAUTHORITYFORALLNOMINEESNOMINEES: TheBoardofDirectorsrecommendsavoteFORthenomineeslistedinProposal1toserveforatermendingin2019andFORProposals2,3and4. PLEASESIGN,DATEANDRETURNPROMPTLYINTHEENCLOSEDENVELOPE.PLEASEMARKYOURVOTEINBLUEORBLACKINKASSHOWNHEREx 4.TheratificationofPricewaterhouseCoopersLLPasSS&C’sindependentregisteredpublicaccountingfirmforthefiscalyearendingDecember31,2016. TheundersignedacknowledgesreceiptfromtheCompanybeforetheexecutionofthisproxyoftheNoticeofAnnualMeetingofStockholders,aProxyStatementfortheAnnualMeetingofStockholdersandthe2015AnnualReporttoStockholders. FORALLEXCEPTVOTEWITHHELDFROMTHEFOLLOWINGNOMINEE:_______________________. To  change  the  address  on  your  account,  please  check  the  box  at  the  rightand  indicate  your  new  address  in the  address  space  above.  Please  notethat  changes  to  the  registered  name(s)  on  the  account  may  not  be  submittedvia  this  method.    Signature  of  Stockholder    Date:    Signature  of  Stockholder    Date:    Note:  Please  sign  exactly  as  your  name  or  names  appear  on  this  Proxy.  When  shares  are  held  jointly,  each  holder  should  sign.  When  signing  as  executor,  administrator,  attorney,  trustee  or  guardian,  please  give  fulltitle  as  such.  If  the  signer  is a  corporation,  please  sign  full  corporate  name  by  duly  authorized  officer,  giving  full  title  as  such.  If  signer  is  a  partnership,  please  sign  in  partnership  name  by  authorized  person.

0    SS&C  TECHNOLOGIES  HOLDINGS,  INC.    80  Lamberton  Rd.  Windsor,  CT  06095    THIS  PROXY  IS  SOLICITED  ON  BEHALF  OF  THE  BOARD  OF  DIRECTORS    The  undersigned  hereby  appoints  William  C.  Stone,  Patrick  J.  Pedonti  and  Paul  G.  Igoe  as  proxy  holders,  each  with  full  power  of  substitution,  to  represent  and  vote  as  designated  on  the  reverse  side,  all  the  shares  of  Common  Stock  of  SS&C  Technologies  Holdings,  Inc.  held  of  record  by  the  undersigned  on  April  1,  2016,  at  the  Annual  Meeting  of  Stockholders  to  be  held  at  the  Company's  offices  located  at  80  Lamberton  Road,  Windsor,  CT  06095  at  9:00  a.m.  on  Wednesday,  May  25,  2016,  or  any  adjournment  or  postponement  thereof.    If  you  sign  and  return  this  proxy  card  but  do  not  give  any  direction,  this  proxy  will  be  voted  FOR  the  nominees  listed  in  Proposal  1,  FOR  Proposals  2,  3  and  4,  and  at  the  discretion  of  the  proxies  upon  such  other  matters  as  may  properly  come before  the  Annual  Meeting  and  at  any  adjournment  or  postponement  thereof.    (Continued  and  to  be  signed  on  the  reverse  side)    14475